EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEXTWAVE WIRELESS LLC,

PVC ACQUISITION CORP.,

PACKETVIDEO CORPORATION

AND

WILLIAM D. CVENGROS

as the Stockholder Representative

Dated as of May 25, 2005

ARTICLE I	DEFINITIONS	1
1.1	Certain Definitions	1

ARTICLE II	THE MERGER	10
2.1	The Merger	10
2.2	Closing	11
2.3	Effective Time	11
2.4	Effects of the Merger	11
2.5	Certificate of Incorporation and By-laws	11
2.6	Directors	11
2.7	Officers	11

ARTICLE III	EFFECT OF THE MERGER ON THE SECURITIES OF THE COMPANY AND MERGER SUB	12
3.1	Effect on Capital Stock	12
3.2	Payment for Company Securities	14
3.3	Aggregate Consideration Spreadsheet	16
3.4	Stockholder Representative Reserve	16
3.5	Payment of Certain Amounts	17

ARTICLE IV	TERMINATION, AMENDMENT AND WAIVER	17
4.1	Termination of Agreement	17
4.2	Effect of Termination	18
4.3	Termination Fee	18
4.4	Bridge Loan	19

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	20
5.1	Organization and Good Standing	20
5.2	Authorization of Agreement	20
5.3	Conflicts; Consents of Third Parties	21
5.4	Capitalization	22
5.5	Subsidiaries	22
5.6	Corporate Records	23
5.7	Financial Statements	23

-i-

(continued)

5.8	No Undisclosed Liabilities	24
5.9	Absence of Certain Developments	24
5.10	Taxes	26
5.11	Property and Assets	28
5.12	Technology and Intellectual Property	29
5.13	Insurance	33
5.14	Material Contracts and Obligations	33
5.15	Compliance	34
5.16	Employee Benefits	34
5.17	Labor	35
5.18	Litigation	36
5.19	Related Party Transactions	36
5.20	Banks	36
5.21	State Takeover Statutes	36
5.22	Financial Advisors	36

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	37
6.1	Organization and Good Standing	37
6.2	Authorization of Agreement	37
6.3	Conflicts; Consents of Third Parties	37
6.4	Compliance with Laws	38
6.5	Litigation	38
6.6	Financial Advisors	38
6.7	Financing	38

ARTICLE VII	COVENANTS	38
7.1	Access to Information	38
7.2	Conduct of the Business Pending the Closing	39
7.3	Notice of Changes	41
7.4	Reasonable Best Efforts; Regulatory Approvals	42
7.5	Stockholder Consent	42

-ii-

(continued)

7.6	Stockholder Litigation	43
7.7	Indemnification; Insurance	43
7.8	No Solicitation by the Company; Etc	43
7.9	Confidentiality	45
7.10	Publicity	45
7.11	Transaction Expenses	45
7.12	Employee Matters.	45
7.13	Employee Agreements	46
7.14	Working Capital Commitment	46

ARTICLE VIII	CONDITIONS TO CLOSING	46
8.1	Conditions Precedent to Obligations of Parent and Merger Sub	46
8.2	Conditions Precedent to Obligations of the Company	48

ARTICLE IX	INDEMNIFICATION	49
9.1	Survival of Representations and Warranties	49
9.2	Indemnification	49
9.3	Escrow Arrangements	50
9.4	Exclusive Remedy	54
9.5	Tax Losses	54
9.6	Tax Treatment of Indemnity Payments	54

ARTICLE X	MISCELLANEOUS	55
10.1	Stockholder Representative	55
10.2	Specific Performance	57
10.3	Submission to Jurisdiction; Consent to Service of Process	57
10.4	Governing Law	58
10.5	Entire Agreement; No Third-Party Beneficiaries	58
10.6	Amendment and Waivers	58
10.7	Notices	58
10.8	Severability	59
10.9	Assignment	59
10.10	Counterparts	60

-iii-

Exhibits

Exhibit A - Form of Voting Agreement
Exhibit B - Form of Escrow Agreement
Exhibit C - Form of Amended and Restated Certificate of Incorporation
Exhibit D - Form of Release Agreement
Exhibit E-1 - Form of Employee Non-Disclosure and Assignment Agreement
Exhibit E-2 - Form of Non-Competition Agreement
Exhibit F - Form of Employee Retention Plan
Exhibit G - Form of Stock Option Plan

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2005 (this “Agreement”), by and among NextWave Wireless LLC, a Delaware limited liability company (“Parent”), PVC Acquisition Corp., a corporation existing under the laws of Delaware and a wholly-owned subsidiary of Parent (“Merger Sub”), PacketVideo Corporation, a corporation existing under the laws of Delaware (the “Company”), and William D. Cvengros, as the Stockholder Representative (as defined herein).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently herewith, the officers and directors of the Company that hold capital stock of the Company will execute and deliver voting agreements (“Voting Agreements”) in the form of Exhibit A attached hereto agreeing to vote the shares of Company Common Stock and/or Company Preferred Stock held by them in favor of adoption and approval of this Agreement and the approval of the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

“Aggregate Consideration” means the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, the Sale Bonus Amount, the Bridge Loan Principal, the Bridge Loan Fees, the Transaction Expense Amount, and the Escrow Payment, if any.

“Aggregate Consideration Spreadsheet” means a spreadsheet, to be prepared by the Company and the Stockholder Representative, calculating and allocating to each Company Stockholder and/or holder of Company Stock Options the Aggregate Consideration in reasonable detail and in a form reasonably satisfactory to Parent and Merger Sub, a preliminary draft of which will be delivered to Parent and Merger Sub by the Company and the Stockholder Representative not later than three (3) Business Days after the date hereof, which preliminary draft shall be updated as provided in Section 3.3.

“Bridge Loan Principal” means $1,500,000 in principal payable as of the Closing Date pursuant to those certain promissory notes dated April 12, 2005 and May 2, 2005 held by James Brailean and Joel Espelien (the “Management Notes”).

“Bridge Loan Fees” means the applicable interest and fees accrued and due and payable on the Management Notes as of the Closing Date in accordance with their terms.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“COI Amendment” means an amendment to the Amended and Restated Certificate of Incorporation of the Company providing that the transactions contemplated by this Agreement, including the Merger shall not (i) be considered a liquidation of the Company for the purposes of Article IV, Section D.3 of the Amended and Restated Certificate of Incorporation or (ii) trigger the provisions of Article IV, Section D.4 of the Amended and Restated Certificate of Incorporation.

“Company Securities” means the Common Stock and the Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Company Stockholders” means each holder of a Company Security immediately prior to the Effective Time.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other legally binding arrangement or agreement, whether written or oral.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means that certain Escrow Agreement to be entered into on the Closing Date by and among Parent, the Stockholder Representative and the Escrow Agent

(as therein defined), substantially in the form of Exhibit B hereto (with such changes acceptable to Parent and the Stockholder Representative as may be required by the Escrow Agent).

“Escrow Amount” means $3,000,000, plus any interest that accrues on such amount while it is held in the Escrow Fund.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) and prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a Lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise.

“Intellectual Property” means any rights available with respect to the Technology under patent, copyright, trade secret or trademark law or any other statutory provision or common law doctrine, and also domain names.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of the senior management or comparable representatives of such Person (who, with respect to the Company, are listed on Schedule 1.1) and such knowledge as would reasonably be expected to be known by such Persons in the ordinary and usual course of the performance of their professional responsibilities.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” shall mean any lien, mortgage, encumbrance, security interest, claim, lease, charge, or pledge that is not a Permitted Exception.

“Losses” means any and all damages, losses, liabilities, Taxes and Tax Losses (including any Taxes incurred or resulting from receipt of a payment in respect of an indemnifiable Loss) obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Body), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ and other advisors’ fees, costs and expenses in connection therewith; provided, however, that for purposes of computing the amount of Losses incurred by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are received by such Person or any of such Person’s affiliates in connection with such Losses or the circumstances giving rise thereto; and provided further that Losses shall not include any lost profits or punitive or special damages, except to the extent a Parent Indemnified Party pays any such amounts to a third party.

“Material Adverse Effect” means any condition, change, situation or set of circumstances that has had or would reasonably be expected to have a material adverse effect on (i) the Company and its Subsidiaries, taken as a whole, or the business, assets, properties, liabilities, financial condition, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement or the Company Documents; provided, however, that a Material Adverse Effect shall not include any condition, change, situation or set of circumstances or effect relating to (i) the economy in general in the United States or any state or locality in which such entity or any of its subsidiaries conducts business, (ii) United States or global financial or securities markets or conditions or any act of terrorism, epidemic, natural disaster or war, (iii) the telecommunications and wireless industries generally, (iv) changes in applicable law or regulations or in GAAP, (v) any claim made or threatened by, or any litigation, mediation or arbitration commenced by, any Person seeking damages based upon any alleged breach by the Company of any agreement or commitment between the Company and such Person in connection with the Company’s discussions or negotiations with Parent, (vi) the execution and delivery of this Agreement or announcement of the transactions contemplated hereby, including the identity of Parent or (vii) any action taken by the Company or its Subsidiaries with Parent’s consent or from compliance by the Company with the terms of, or the taking of any action contemplated by, this Agreement.

“Merger Consideration” means the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiaries through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the assets of the Company so encumbered; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated by the Company; (v) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (vii) any right, title or interest of a licensor under a license disclosed in the Schedules to this Agreement or entered into in the Ordinary Course of Business that are immaterial in the absence of any default by the licensee; (viii) leases or subleases disclosed in the Schedules to this Agreement or entered into in the Ordinary Course of Business following the date of this Agreement that are immaterial; (ix) licenses or sublicenses granted to others pursuant to any Material Contract; (x) immaterial, non-exclusive licenses or sublicenses that are not required to be included on the Company’s disclosure schedules; (xi) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (xii) liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

“Preferred Stock” collectively means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

“Pro Rata Portion” means, for any holder of Preferred Stock, the ratio of (i) the liquidation preference to which such holder would be entitled if the liquidation preferences set forth in Section D.3(a) of Article IV of the Company’s Amended and Restated Certificate of Incorporation were paid in full on the shares of Preferred Stock held by such holder immediately prior to the Effective Time, over (ii) the aggregate liquidation preference to which all holders of Preferred Stock would be entitled if the aggregate liquidation preferences set forth in Section D.3(a) of Article IV of the Company’s Amended and Restated Certificate of Incorporation were paid in full on all outstanding shares of Preferred Stock immediately prior to the Effective Time.

“Sale Bonus Amount” means an aggregate amount equal to $2.56 million, to be allocated in accordance with the Aggregate Consideration Spreadsheet pursuant to a duly adopted resolution of the Company’s Board of Directors; provided, that the aggregate Sale Bonus Amount shall be reduced by the amount of any sale bonus allocated to any Company employee who is listed on Schedule 8.1(j) and who does not enter into the non-compete agreement substantially in the form attached hereto as Exhibit E-2 (the “Non-Competition Agreement”).

“Software” means any and all computer programs, whether in source code or object code form, together with all related documentation.

“Stockholder Representative Reserve” means $100,000, intended to defray the costs and expenses incurred by the Stockholder Representative in connection with his obligations under this Agreement.

“Straddle Period” means any taxable year or period that includes, but does not end on, the Closing Date.

“Subsidiary” means any Person of which the Company directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, the Company directly or indirectly owns 50% of the equity interests of such Person).

“Superior Proposal” means a bona fide written Takeover Proposal made by a third party, obtained after the date hereof and not in breach of this Agreement, on its most recently amended or modified terms, if amended or modified, which is on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with outside counsel) to be more favorable to the Company’s stockholders from a financial point of view than the Merger, taking into account at the time of determination, among other things, any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining any required regulatory or other approvals). In addition to the foregoing, to constitute a Superior Proposal, a Takeover Proposal, (x) if related to the direct or indirect acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries), must contemplate the acquisition of more than 50%, rather than 20% or more, of the Company’s consolidated assets or to which more than 50%, rather than 20% or more, of the Company’s revenues or earnings on a consolidated basis are attributable, (y) if related to the direct or indirect acquisition of any class of equity securities of the Company, must contemplate more than 50%, rather than 20% or more, of the total equity securities of the

Company, and (z) if related to a tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning any class of equity securities of the Company, must contemplate more than 50%, rather than 20% or more, of the total equity securities of the Company.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the transactions contemplated by this Agreement.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of its Subsidiaries, or any of their Affiliates.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, Software, programs, subroutines, tools, inventions, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated or embodied in or displayed by any of the foregoing or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Transaction Expenses” means all the transaction costs of the Company, the Company Stockholders and the Stockholder Representative (excluding the Stockholder Representative Reserve) including brokers’ or finders’ fees and fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, incurred by the Company or its Subsidiaries in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

“Transaction Expense Amount” means the amount of Transaction Expenses as of the Closing Date, which amount shall not exceed $500,000.

“Transfer Taxes” means all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Agreement	Preamble
Balance Sheet	5.7
Balance Sheet Date	5.7
Certificate of Merger	2.3
CGCL	3.2(h)
Closing	2.2
Closing Date	2.2
COBRA	5.16(d)
Common Stock	3.1
Common Stock Merger Consideration	3.1(c)(ii)
Company	Preamble
Company Adverse Recommendation Change	7.8(c)
Company Documents	5.2(a)
Company Plans	5.16(a)
Company Stock Options	3.1(e)(i)
Company Stockholder Approval	5.2(c)
Confidentiality Agreement	7.9
Deductible	9.2(d)

Term	Section
DGCL	2.1
Dissenting Holder	3.2(h)
Dissenting Share Payments	9.2(d)
Effective Time	2.3
Employees	5.16(a)
ERISA Affiliate	5.16(a)
Escrow Agent	3.1(g)
Escrow Fund	3.1(g)
Escrow Payment	3.1(d)(ii)
Escrow Period	9.3(b)
Expiration Date	9.1(a)
Financial Statements	5.7
Management Notes	1.1(a)
Material Contracts	5.14
Material Technology Partners	5.9(l)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	3.1
Multiemployer Plan	5.16(b)
Officer’s Certificate	9.3(b)
Parent	Preamble
Parent Documents	6.2
Parent Indemnified Parties	9.2
Parent Indemnifiable Losses	9.2(d)
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Preferred Stock Merger Consideration	3.1(d)(ii)
Representatives	7.8(a)
Series A Preferred Stock	3.1
Series B Preferred Stock	3.1
Series C Preferred Stock	3.1
Series D Preferred Stock	3.1
Series E Preferred Stock	3.1
Stock Certificate	3.1(d)(ii)
Stockholder Representative	10.1(a)
Stockholder Representative Documents	10.1(h)
Surviving Corporation	2.1
Tax Losses	9.5(a)
Technology Partners	5.9(l)
Third-Party Interests	5.5
Title IV Plans	5.16(b)
Unresolved Claim	9.3(b)
Voting Agreements	Recitals

c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ or dollars shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the

“DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2 Closing. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121 (or at such other place as the parties may designate in writing) at 10:00 a.m. (San Diego time) on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver of each conditions to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

2.5 Certificate of Incorporation and By-laws.

(a) The certificate of incorporation of the Surviving Corporation shall be amended at or prior to the Effective Time to be in the form of Exhibit C and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE
SECURITIES OF THE COMPANY AND MERGER SUB

3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of (i) (A) any shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (B) any shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (C) any shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), (D) any shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), (E) any shares of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), or (F) any shares of the Company’s Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), or (ii) any shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of Merger Sub, the following shall occur:

(a) Common Stock of Merger Sub. The shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable as a whole for 46,750,000 shares of common stock of the Surviving Corporation. Immediately after the Effective Time, Parent shall be the sole stockholder of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Common Stock. Each holder of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares of Common Stock held by the Company, any Subsidiary of the Company or a Dissenting Holder) shall be entitled to receive an amount in cash, without interest, for each such share equal to the quotient obtained by dividing:

(i) $500,000, by

(ii) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any option or warrant exercises at the Effective Time and the cancellation of any shares of Common Stock that are owned by the Company (as treasury stock or otherwise) in accordance with Section 3.1(b)).

Collectively, the amounts payable pursuant to this Section 3.1(c) in respect of such shares of Common Stock are referred to as the “Common Stock Merger Consideration”. The holders of Common Stock shall not be entitled to, and the Common Stock Merger Consideration shall not include, any portion of the Escrow Payment, if any.

(d) Conversion of Preferred Stock. Each holder of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than such shares of Preferred Stock held by the Company, any Subsidiary of the Company or a Dissenting Holder) shall be entitled to receive an amount in cash, without interest, equal to the sum of:

(i) for each share of

(A)	Series A Preferred Stock, $0.068235 per share;

(B)	Series B Preferred Stock, $0.122820 per share;

(C)	Series C Preferred Stock, $1.310120 per share;

(D)	Series D Preferred Stock, $3.119745 per share; and

(E)	Series E Preferred Stock, $3.766620 per share; plus

(ii) at the time set forth in, and subject to, Section 9.3 (and with respect to the disbursement of any amounts remaining in the Stockholder Reserve, Section 3.4), such holder’s Pro Rata Portion of the Escrow Payment, if any. The aggregate “Escrow Payment” is an amount equal to (I) the Escrow Amount, less (II) the aggregate amounts paid or payable in respect of indemnifiable Losses or any other expenses or amounts deducted from the Escrow Fund, in each case in accordance with Article IX or the Escrow Agreement, plus (III) any amounts remaining in the Stockholder Representative Reserve.

Collectively, the amounts payable pursuant to clauses (i) and (ii) of this Section 3.1(d) in respect of such shares of Preferred Stock are referred to as the “Preferred Stock Merger Consideration”.

At the Effective Time, all shares of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and such shares of Common Stock and Preferred Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Stock Certificate”) formerly representing any such shares of Common Stock and Preferred Stock (other than such shares held by the Company, any Subsidiary of the Company or a Dissenting Holder) shall thereafter represent only the right to receive the applicable portion of the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as the case may be, and any such shares of Common Stock or Preferred Stock held by a Dissenting Holder shall thereafter represent only the right to receive the applicable payments set forth in Section 3.2(h).

(e) Company Stock Options.

(i) All outstanding options to purchase shares of Common Stock (the “Company Stock Options”) will, pursuant to their respective terms, become fully vested and exercisable immediately prior to the Effective Time. Holders of Company Stock Options, except for vested options being exercised prior to the Closing Date in accordance with the terms of the applicable Company Plan, shall be given the opportunity to exercise their Company Stock Options, effective immediately prior to the Effective Time and conditioned upon the occurrence of the Closing, and thereby to become Company Stockholders, entitled to receive the Common Stock Merger Consideration for each share of Common Stock at the same time and in the same manner as the other Company Stockholders pursuant to Section 3.2. All written communications distributed generally to employees by or on behalf of the Company regarding such exercises will be mutually acceptable to Parent and the Company.

(ii) All Company Stock Options that are outstanding immediately prior to the Effective Time that are not exercised in accordance with Section 3.1(e)(i) will, pursuant to their respective terms, be cancelled and null and void as of the Effective Time.

(iii) In connection with the termination of the Company Plans, following the Effective Time, no holder of Company Stock Options, or any participant in or beneficiary of the Company Plans, will have any right to acquire or receive any equity securities of the Surviving Corporation, any Subsidiary thereof, or any consideration other than as contemplated pursuant to this Section 3.1(e).

(f) Warrants. All warrants issued by the Company that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to effectuate such termination at the Effective Time.

(g) Escrow Fund. At the Closing, Parent shall cause to be deposited with a mutually agreed upon escrow agent (the “Escrow Agent”), the Escrow Amount, which is to be held in an interest-bearing account in accordance with the terms of the Escrow Agreement and Article IX (the “Escrow Fund”).

3.2 Payment for Company Securities.

(a) Paying Agent. Prior to the Effective Time, for the benefit of holders of Company Securities, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration, upon surrender of the Stock Certificates, from time to time after the Effective Time. At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent the Merger Consideration (collectively, the “Payment Fund”).

(b) Payment Procedures. No more than two (2) Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Stock and Preferred Stock (i) a form of letter of transmittal (which shall (A) specify that delivery shall be effected, and risk of loss and title to the Stock Certificates held by such Person shall pass, only upon proper delivery of the Stock Certificates to the Paying Agent, (B) be in customary form reasonably acceptable to Parent and the Company with no representations or warranties or indemnities from holders thereof other than customary representations and warranties from such holders with respect to ownership of such stock and the right and authority to sell such stock, and (C) have such other provisions as Parent and the Company shall mutually agree (including an affidavit of non-foreign status of each of the holders that complies with Section 1445 of the Code) and shall be in form and substance reasonably satisfactory to Parent and the Company), and (ii) instructions for use in effecting the surrender of the Stock Certificates or the appropriate documentation in exchange for the applicable Merger Consideration, in each case in accordance with, and subject to, the terms of this Article III. Upon surrender of a Stock Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent consistent with this Section 3.2(b), as of the Effective Time, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration into which the shares formerly represented by such Stock Certificate shall have been converted pursuant, and subject, to the terms of this Article III, and the Stock Certificate so surrendered shall forthwith be cancelled.

In the event of a transfer of ownership of a share of a Company Security that is not registered in the stock transfer books of the Company, the proper amount of Merger Consideration (as determined in accordance with, and subject to, the terms this Article III) may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and accompanied by all the documents required by this Section 3.2(b), and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Securities. All cash paid upon the surrender for exchange of Certificates in accordance with, and subject to, the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Securities previously represented by such Certificates, and at the Effective Time the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Securities that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Entity or the Paying Agent for any reason, they shall be canceled and exchanged or redeemed as provided in this Article III.

(d) No Liability. None of the Surviving Corporation, Parent, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for the applicable Merger Consideration (as determined in accordance with, and subject to, the terms this Article III). If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (as determined in accordance with, and subject to, the terms this Article III) would otherwise escheat to or become the property of any Governmental Body, any such Merger Consideration (as determined in accordance with, and subject to, the terms this Article III) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (and if the Surviving Corporation shall request, the posting of a bond in form and substance reasonably satisfactory to the Surviving Corporation) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the applicable amount of Merger Consideration (as determined in accordance with, and subject to, the terms this Article III).

(g) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party otherwise entitled to receive such payment in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(h) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Company Securities issued and outstanding immediately prior to the Effective Time who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) or Section 1300 of the California General Corporation Law (“CGCL”) (or any successor provision) (a “Dissenting Holder”) shall not have the right to receive the applicable Merger Consideration (as determined in accordance with, and subject to, the terms this Article III), unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. Each Dissenting Holder shall be entitled to receive only the payment provided by Section 262 of the DGCL or Section 1300 of the CGCL, as the case may be, with respect to shares of Common Stock or Preferred Stock owned by such Dissenting Holder. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such holder shall be entitled to receive the full amount of such holder’s portion of the Merger Consideration (as determined in accordance with, and subject to, the terms this Article III).

3.3 Aggregate Consideration Spreadsheet. Three (3) Business Days prior to the Closing Date, the Company and the Stockholder Representative shall deliver to Parent an updated draft of the Aggregate Consideration Spreadsheet setting forth the estimated amount and allocation of Aggregate Consideration that would be paid or issued to each Company Stockholder and holders of Company Stock Options pursuant to this Article III. At the Closing, the Company and the Stockholder Representative shall deliver to Parent the Aggregate Consideration Spreadsheet setting forth the final calculation of such amounts.

3.4 Stockholder Representative Reserve. At the Closing, Parent shall cause to be deposited, in an account designated by the Stockholder Representative at least three (3) Business Days prior to Closing, the Stockholder Representative Reserve. The Stockholder Representative Reserve (and earnings thereon) may be applied as the Stockholder

Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholder Representative incurred in connection with the transactions contemplated by this Agreement or the Escrow Agreement. The balance of the Stockholder Representative Reserve held pursuant to this Section 3.4, if any, and any income earned thereon, shall be distributed to the Company Stockholders who are entitled to receive the Preferred Stock Merger Consideration by depositing such amount with the Escrow Agent for distribution concurrently with, and as part of, any remaining Escrow Payment. Notwithstanding the foregoing, the Stockholder Representative Reserve shall only be so distributed when the Stockholder Representative determines, in its sole discretion, that such distribution is appropriate. Parent and the Surviving Corporation shall have no liability or responsibility to the Company Stockholders or holders of Company Stock Options with respect to the Stockholder Representative Reserve or the actions and responsibilities of the Stockholder Representative contemplated by this Section 3.4.

3.5 Payment of Certain Amounts. At the Closing, Parent shall pay, or cause to be paid by the Company, the Sale Bonus Amount, the Transaction Expense Amount, the Bridge Loan Principal and the Bridge Loan Fees (in each case in accordance with the Aggregate Consideration Spreadsheet) by wire transfer of immediately available funds to the account(s) designated by the recipients thereof upon receipt of an executed release or pay-off letter, as applicable, by each such recipient.

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) At the election of either Parent or the Company on or after September 9, 2005, (the “End Date”) if the Closing shall not have occurred by the close of business on such date; provided, however, that the right to terminate this Agreement under this Section 4.1(a) shall not be available to any party who is in material default of any of its obligations hereunder;

(b) by mutual written consent of Parent and the Company;

(c) by either Parent or the Company, if (i) there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d) by Parent, at any time prior to the Company Stockholder Approval if a Company Adverse Recommendation Change shall have occurred;

(e) by Parent, so long as Parent is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.1(a),

8.1(b) or 8.1(c) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by the Company of notice of such breach from Parent;

(f) by the Company, so long as the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.2(a) or 8.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Parent of notice of such breach from the Company.

4.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 4.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.2, 4.3, 4.4, 7.9, 7.10, and Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, and Affiliates, except (i) the Company may have liability as provided in Section 4.3, which liability of the Company shall be the sole and exclusive remedy of Parent against the Company and its directors, officers and Affiliates hereunder, other than as provided in clause (iii) below, (ii) Parent may have liability as provided in Section 4.4, which liability shall be the sole and exclusive remedy of the Company against Parent and Merger Sub and their respective directors, officers and Affiliates hereunder, other than as provided in clause (iii) below and (iii) nothing shall relieve any party from liability for fraud or any breach of this Agreement, subject to the final two sentences of Section 4.3(b).

4.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made known to the Company after the date hereof or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) after the date hereof to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 4.1(a) and the Company Stockholder Approval shall not have been obtained, or by Parent pursuant to Section 4.1(e), and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company consummates a transaction contemplated by any Takeover Proposal (other than any Takeover Proposal involving a financing transaction pursuant to which the Company issues securities constituting up to 35% of the total equity securities of the Company) within twelve (12) months of the date this Agreement is terminated; or

(ii) this Agreement is terminated by Parent pursuant to Section 4.1(d);

then in any such event under clause (i) or (ii) of this Section 4.3(a), the Company shall pay to Parent a termination fee of $2.5 million in cash (the “Termination Fee”).

(b) Any payment required to be made pursuant to clause (i) of Section 4.3(a) shall be made to Parent promptly (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment) following consummation of a Takeover Proposal; any payment required to be made pursuant to clause (ii) of Section 4.3(a) shall be made to Parent promptly (and in any event not later than two business days after delivery to the Company of notice of demand for payment) following the earlier of (A) consummation of a Takeover Proposal and (B) the one year anniversary of the date of termination of this Agreement. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent. In the case of a Termination by Parent pursuant to Section 4.1(e) in which the Company’s breach or failure triggering such termination shall have been willful, within 30 days after the date of termination hereof, the Company shall reimburse Parent for its out-of-pocket expenses incurred by Parent in connection with the negotiation and execution of this Agreement not to exceed $500,000 (“Expense Reimbursement”) and the reimbursement of such expenses shall be the sole and exclusive remedy of Parent and Merger Sub for such termination unless a Termination Fee subsequently becomes payable pursuant to Section 4.3(a)(i) because the Company consummates a transaction contemplated by Section 4.3(a)(i)(C). Any Expense Reimbursement actually made shall be credited against any Termination Fee that subsequently becomes payable. In the case of a Termination Fee payable pursuant to clauses (i) or (ii) of Section 4.3 (a), the parties agree that the Termination Fee shall be the appropriate measure of liquidated damages, and shall be the sole and exclusive remedy of Parent and Merger Sub relating to the events which triggered the payment of the Termination Fee. The parties further agree that any Expense Reimbursement shall be the appropriate measure of liquidated damages for any termination giving rise to such Expense Reimbursement.

(c) In the event that the Company shall fail to pay the Termination Fee or the Expense Reimbursement when due, such amount shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 1%. In addition, if the Company shall fail to pay such amount when due, the Company shall also pay to Parent all of Parent’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such amount. The Company acknowledges that the Termination Fee and Expense Reimbursement and the other provisions of this Section 4.3 are an integral part of the transactions contemplated hereby and that, without these agreements, Parent would not enter into this Agreement.

4.4 Bridge Loan.

In the event that this Agreement is terminated pursuant to Sections 4.1(b), (c) or (f), and in the absence of (i) a failure to obtain a consent, waiver or approval referred to in Schedule 8.1(f); (ii) a willful material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement and (iii) a Material Adverse Effect, Parent shall fund a convertible bridge loan in the amount of $2,000,000 to the Company with funding to occur within thirty (30) days of the effective date of such termination. The terms of such convertible bridge loan shall include the following terms: (i) interest shall be at the rate of 12% per annum, (ii) the maturity date shall be no earlier than 12 months from the date of funding and (iii) the convertible bridge note shall be convertible into shares of the next series of preferred stock issued by the Company in connection with a financing of at least $5 million (including the principal and accrued interest of such bridge note) at the price per share at which such shares of preferred stock of the Company are issued to the investors in such financing. The Bridge Loan will rank senior in right of payment to all of the Company’s existing and future Indebtedness. Parent acknowledges that the provisions of this Section 4.4 are an integral part of the transactions contemplated hereby and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to fund such convertible bridge loan, Parent shall pay the Company all damages suffered by the Company in connection therewith and Parent shall also pay to the Company all of the Company’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such damages.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Merger Sub on the date hereof that:

5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2 Authorization of Agreement.

(a) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Company Documents by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, as applicable, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Board of Directors of the Company, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger, the COI Amendment and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement and the COI Amendment be submitted to the stockholders of the Company and (iii) recommending that the stockholders of the Company adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of this Agreement. The affirmative vote of the holders of (i) a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, (ii) a majority of the outstanding shares of Common Stock, voting as a separate class, (iii) a majority of the outstanding shares of each series of Preferred Stock, each voting as a separate series, (iv) sixty-six and two-thirds percent (66⅔%) of the outstanding Preferred Stock, voting together as a single class and (v) sixty-six and two-thirds percent (66⅔%) of the Series E Preferred Stock ((i), (ii), (iii), (iv) and (v) collectively, “Company Stockholder Approval”) are, except as may be required under Section 280G of the Code, the only approvals of holders of any class or series of Company capital stock necessary or required (under applicable Law, the Company’s certificate of incorporation and bylaws, or otherwise) to approve this Agreement and the transactions contemplated hereby, including the Merger and the COI Amendment.

5.3 Conflicts; Consents of Third Parties.

(a) Assuming the receipt of the consents set forth in Section 5.3(b), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the Merger and the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company or any Subsidiary under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any Subsidiary; (ii) any Intellectual Property, Technology, Material Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order of any Governmental Body applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary; or (iv) any applicable Law; except in the case of clause (ii), any conflict, violation, default, loss or benefit that would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof, or the consummation by the Company of the Merger or the other transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company or any Subsidiary, except for those consents and filings set forth on Schedule 5.3(b).

5.4 Capitalization.

(a) The authorized capital stock of the Company consists of:

(i) 70,000,000 shares of common stock (the “Common Stock”), par value $0.001 per share, of which 21,283,265 shares are issued and outstanding,

(ii) 5,139,996 shares of Series A Preferred Stock, par value $0.001 per share, of which 5,139,966 shares are issued and outstanding,

(iii) 8,955,255 shares of Series B Preferred Stock, par value $0.001 per share, of which 8,955,255 shares are issued and outstanding,

(iv) 4,375,000 shares of Series C Preferred Stock, par value $0.001 per share, of which 4,375,000 shares are issued and outstanding,

(v) 1,443,569 shares of Series D Preferred Stock, par value $0.001 per share, of which 1,443,569 shares are issued and outstanding, and

(vi) 7,246,377 shares of Series E Preferred Stock, par value $0.001 per share, of which 7,156,005 shares are issued and outstanding.

(b) Except as set forth on Schedule 5.4(b), there is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth on Schedule 5.4(b), the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company.

5.5 Subsidiaries. Schedule 5.5 sets forth with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for such jurisdictions in which the failure to be qualified and in good standing would not have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens and are not subject to any option, right of first refusal, proxy, voting trust or agreement, or transfer restriction under any shareholder or similar agreement, except as set forth in Schedule 5.5. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. Other than the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Third-Party Interests”). Neither the Company nor any Subsidiary of the Company have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

5.6 Corporate Records.

(a) The Company has delivered to Parent true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each of its Subsidiaries.

(b) The minute books of the Company and each Subsidiary previously made available to Parent contain true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Parent are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

5.7 Financial Statements. The Company has furnished to Parent a true, correct and complete copy of (i) the audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ending December 31, 2003 and December 31, 2004, each of which includes a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof and (ii) the unaudited consolidated financial statement of the Company and its Subsidiaries as of and for the fiscal quarter ending March 31, 2005, which includes a statement of cash flows and statement of operations for such fiscal quarter and a balance sheet as of the last day thereof (collectively, the financial statements referred to in clauses (i) and (ii) above are the “Financial Statements”). The Financial

Statements are in accordance with the books and records of the Company and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries, as at the dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto and except that the unaudited Financial Statements are subject to normal, customary year-end and audit adjustments and are subject to those items that may be disclosed in notes to audited financial statements). The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 is referred to herein as the “Balance Sheet” and December 31, 2004 is referred to herein as the “Balance Sheet Date.”

5.8 No Undisclosed Liabilities. Except as set forth on Schedule 5.8, neither the Company nor any Subsidiary has any Indebtedness, obligations or Liabilities of any kind required to be reflected in or reserved against or otherwise described in balance sheets under GAAP other than those (i) fully reflected in, reserved against or otherwise described in the Balance Sheet or (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date. There are no known liabilities not reflected on the Balance Sheet which are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has failed to promptly pay and discharge current liabilities expect where disputed in good faith by appropriate proceedings, and has not accelerated the collection of any accounts receivable. As of the Closing Date, the Transaction Expense Amount will not be greater than $500,000 and the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (excluding the Transaction Expense Amount and the Bridge Loan Fees) will not be greater than $1.5 million.

5.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.9, since the Balance Sheet Date through the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(a) there has not been any loss, with respect to the tangible property and assets of the Company or any Subsidiary having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;

(c) except as set forth on Schedule 5.9(c), neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2004, except to the extent previously disclosed to Parent in writing, or entered into any employment, deferred compensation, severance or similar agreement other than employment offer letters for at-will employment (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d) there has not been any material change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

(e) neither the Company nor any Subsidiary has failed to promptly pay and discharge current material liabilities except where disputed in good faith by appropriate proceedings;

(f) except as set forth on Schedule 5.9(f), neither the Company nor any Subsidiary has made any loans, cash advances, or capital contributions to, or investments in, any Person or paid any fees or expenses to any stockholder of the Company or any director, officer, partner, stockholder or Affiliate of the Company or any Subsidiary;

(g) neither the Company nor any Subsidiary has mortgaged, pledged or been subjected to any Lien on any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(h) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent) in excess of $20,000 individually or $100,000 in the aggregate, except in the Ordinary Course of Business;

(i) neither the Company nor any Subsidiary has canceled or compromised any debt or pending claim or amended, canceled, terminated, relinquished, waived or released any Material Contract or material right except in the Ordinary Course of Business;

(j) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $20,000 individually or $100,000 in the aggregate;

(k) except as set forth on Schedule 5.9(k), neither the Company nor any Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness;

(l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property, except licenses granted to customers in the Ordinary Course of Business and parties to the Agreements listed in Schedule 5.14 under the heading “Material Technology Partner Agreements” (“Material Technology Partners”) and non-exclusive licenses granted in the Ordinary Course of Business to other developers of standards-based applications for wireless networks working on projects with the Company (“Technology Partners”) pursuant to other agreements that individually or in the aggregate are not material to the Company;

(m) neither the Company nor any Subsidiary has received notice of, instituted or settled any material Legal Proceeding; and

(n) none of Company or any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.9.

5.10 Taxes. Except as set forth on Schedule 5.10:

(a) The Company and each of its Subsidiaries has filed or has obtained presently effective extensions with respect to all Tax Returns which are required to be filed by it, such returns are true, correct and complete in all material respects and the Company has maintained, to the extent required, documentation supporting all positions taken thereon. The Company has timely paid, or sufficiently provided on its Financial Statements for, all Taxes due and payable. The amount shown on the audited Financial Statements as provision for Taxes is sufficient for payment of all accrued and unpaid Taxes for the period then ended and all prior periods. The Company and each of its Subsidiaries have disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code (or any corresponding local law). Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction as defined under Section 6011 of the Code.

(b) None of the Company’s or any of its Subsidiaries’ federal income tax returns have been audited, and no controversy with respect to Taxes of any type in a material amount is pending or, to the knowledge of the Company, threatened.

(c) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(d) Schedule 5.10 lists (i) all types of Taxes paid in a material amount, and all types of Tax Returns reporting Taxes in a material amount filed, by or on behalf of the Company and each of its Subsidiaries and (ii) all jurisdictions that impose such Taxes and/or duty to file such Tax Returns. The Company has delivered to the Parent true and complete copies of all (i) audit reports issued with respect to the six year period prior to the date of this Agreement relating to any Taxes due from or with respect to the Company and each of its Subsidiaries and (ii) material Tax Returns of the Company and each of its Subsidiaries for all taxable periods ending on or after December 31, 1999 and estimated tax calculations for the taxable period ended December 31, 2005. No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. The Company and each of its Subsidiaries do not have, nor have they ever had, a permanent establishment in any country other than their respective country of incorporation. The Company is not, nor has ever been, subject to Tax in a country outside the United States and Korea.

(e) Since December 31, 1999, the Company and each of its Subsidiaries have not (i) inconsistent with past practice, made or changed any election concerning any material

Taxes, changed an annual accounting period or adopted or changed any accounting method or (ii) amended any Tax Return, settled any material Tax action, suit, investigation, audit or claim or surrendered any right to claim a refund of any material Taxes. The Company and each of its Subsidiaries have (i) neither agreed to nor is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law, (ii) no knowledge that any Taxing Authority has proposed any such adjustment, and (iii) no application pending with any Taxing Authority requesting permission for any changes in accounting methods. The Company and each of its Subsidiaries have not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

(f) There is no taxable income of the Company or each of its Subsidiaries that was received or accrued prior to the Closing that will be required under applicable Tax Law to be reported for a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

(g) There are no outstanding assessments, claims or deficiencies for any material Taxes of the Company or each of its Subsidiaries that have been proposed, asserted or assessed. No issue has been raised by a Taxing Authority in any prior examination of the Company or each of its Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a material proposed deficiency for any subsequent taxable period. The Company and each of its Subsidiaries (i) are not a party to any agreement extending the time within which to file any Tax Return, (ii) have not granted any extension of the statute of limitations for the assessment or collection of Taxes and (iii) have not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(h) The Company and each of its Subsidiaries (i) are not nor have ever been a member of any affiliated group (other than a group of which the Company was the Parent) that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return, (ii) do not have any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) and (iii) are not a party to a Tax sharing or a Tax indemnity agreement.

(i) The Company and each of its Subsidiaries have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) None of the transactions taken pursuant to this Agreement will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(k) There is no Contract covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code. The Company is not a “publicly held corporation” for purposes of Section 162(m) of the Code.

(l) None of the assets of the Company or any of its Subsidiaries was held or used by a “related party” as defined in Section 197 of the Code on or before August 10, 1993.

(m) The Company and each of its Subsidiaries have (i) complied with all record keeping and reporting obligations under Section 6038A of the Code with respect to its ownership of and transactions with its foreign affiliates and (ii) maintained appropriate documentation for all transfer pricing arrangements.

(n) The Company has not, within the scope of Section 999 of the Code, participated in or cooperated with any international boycott or been requested to do so in connection with any transaction or proposed transaction.

(o) The Company would not be required to include any amount in income under Section 951 of the Code with respect to any of its Subsidiaries were its Subsidiaries’ taxable year deemed closed on the Closing Date.

(p) The Company’s Subsidiaries (i) are not residents of any jurisdiction other than their respective jurisdictions of incorporation, (ii) are not engaged in a United States trade or business for federal income tax purpose, (iii) do not have an investment in “United States Property” within the meaning of Section 956 of the Code and (iv) have never been treated as (A) a foreign personal holding company (within the meaning of Section 552 of the Code), (B) a foreign investment company (within the meaning of Section 1246(b) of the Code), or (C) a passive foreign investment company (within the meaning of Section 1297 of the Code).

(q) The Company is not subject to any gain recognition agreement under Section 367 of the Code.

(r) For purposes of this Section 5.10, any reference to the Company or its Subsidiaries shall be deemed to include any person that merged with or was liquidated into the Company or its Subsidiaries, respectively.

(s) Neither the Company nor any of its Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written).

5.11 Property and Assets. The Company and each of its Subsidiaries has good and marketable title to all of the tangible properties and assets used by it in the conduct of its business, including all tangible properties and assets reflected in the audited Financial Statements, except those disposed of since the Balance Sheet Date in the Ordinary Course of Business, and none of such tangible properties or assets is subject to any Lien other than Permitted Exceptions and those specifically identified on the Financial Statements or on Schedule 5.11. The Company owns no real property.

5.12 Technology and Intellectual Property.

(a) Schedule 5.12(a) sets forth a complete and accurate list (as of the date of this Agreement) of: (i) each issued patent owned by the Company or any of its Subsidiaries, (ii) each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, (iii) each trademark registration, service mark registration, and copyright registration owned by the Company or any of its Subsidiaries, (iv) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of its Subsidiaries, (v) each domain name registered by or on behalf of the Company or any of its Subsidiaries ((i) through (v) collectively referred to as “Owned Registered IP”), and (vi) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company or any of its Subsidiaries in connection with its business.

(b) Except with respect to licenses of Software (i) generally available for an annual or one-time license fee of no more than $10,000, (ii) distributed as “freeware” or “shareware” or (iii) distributed via Internet access without charge, Schedule 5.12(b) sets forth a complete and accurate list (as of the date of this Agreement) of all agreements pursuant to which the Company or any of its Subsidiaries licenses in or otherwise is authorized to use any Technology or Intellectual Property used in the businesses of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries is in default under any material provision of any such licenses and authorizations. The Company has delivered to Parent correct, complete and current copies of all such agreements. Except pursuant to the agreements described in clause (i) above or identified on Schedule 5.12(b), neither the Company nor any of its Subsidiaries is required, obligated, or under any liability whatsoever to make any payments in excess of $5,000 per year by way of royalties, fees or other express payment terms of the applicable agreements, to any third party with respect to use of any Technology or Intellectual Property.

(c) Except as set forth on Schedule 5.12(b), the Company and its Subsidiaries own or otherwise have sufficient rights in and to all Software used in and necessary to conduct the business of the Company and its Subsidiaries as presently conducted including, without limitation, the design, development, manufacture, use, import, marketing, sale, distribution, and provision of Software and services provided by the Company and its Subsidiaries. Except as set forth on Schedule 5.12(b), to the Company’s Knowledge, the Company and its Subsidiaries own or otherwise have sufficient rights in and to all Technology (other than Software) and Intellectual Property used in and necessary to conduct the business of the Company and its Subsidiaries as presently conducted including, without limitation, the design, development, manufacture, use, import, marketing, sale, distribution, and provision of products, technology and services.

(d) All Owned Registered IP (other than patents and patent applications) which is material to the business of the Company as presently conducted is owned entirely by the Company and its Subsidiaries, is valid and subsisting, and all patents and patent applications owned by the Company which are material to the business of the Company as presently conducted are owned entirely by the Company and its Subsidiaries and, to the Company’s Knowledge, are valid and subsisting. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with the Owned Registered IP have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Owned Registered IP in full force and effect. Except as set forth in Schedule 5.12(a), there are, to the

Company’s Knowledge, as of the date of this Agreement, no filings, payments or similar actions that must be taken by the Company within 120 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(e) Except for the need to make and obtain those filings and consents set forth in Schedule 5.3(b), neither the Company nor any of its Subsidiaries is, nor will it be, in material breach of any agreement relating to any Intellectual Property of the Company or any of its Subsidiaries or any third party as a result of the execution and delivery of this Agreement, the performance of its obligations under this Agreement, or the operation of its business as currently conducted. Except as set forth on Schedule 5.12(e), neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the conduct of the business and operations of the Company and its Subsidiaries as presently conducted will result in: (i) Parent’s granting to any third party any right to any Technology or Intellectual Property owned by, or licensed to, the Company and its Subsidiaries, or (ii) Parent’s being bound by, or subject to, any non-compete or similar restriction on its ability to conduct its business.

(f) Schedule 5.12(f) sets forth a complete and accurate list of all agreements pursuant to which the Company or any of its Subsidiaries has licensed a third party to use any Technology or Intellectual Property owned or licensed by the Company or any of its Subsidiaries that is material to their business (other than non-exclusive software licenses granted to customers and Material Technology Partners in the Ordinary Course of Business).

(g) Schedule 5.12(g) sets forth a complete and accurate list (as of the date of this Agreement) of all agreements pursuant to which the Company or any of its Subsidiaries has agreed to indemnify a third party against a charge of infringement or misappropriation of any Intellectual Property of another Person (other than agreements entered into with customers and Technology Partners in the Ordinary Course of Business). Except as set forth in Schedule 5.12(g), the Company does not provide any indemnity to its customers or third parties against a charge of patent infringement related to the use of multimedia standards that are incorporated in the embedded software and multimedia solutions that the Company provides for the mobile devices sold by its customers. In addition, the Company’s agreements with its customers disclose to such parties their obligation to directly license, any patent rights essential to the implementation of such standards as part of their end products. To the Company’s Knowledge, the practices set forth in the preceding two sentences are customary in the industry with respect to the royalty payments to the patent rights holders for embedded multimedia solutions, that include such patent rights, for mobile phones. Notwithstanding the foregoing, the Company is responsible for licensing patent rights essential to the implementation of such standards for non-embedded software products provided by the Company directly to end users (e.g. PC utility software). Except as set forth on Schedule 5.12(g), the Company reports and pays royalties on such products to the applicable patent licensing authorities.

(h) There are no agreements between the Company or any of its Subsidiaries and any third party relating to any Intellectual Property of the Company or any of its Subsidiaries or any third party under which there is (as of the date of this Agreement), or, to the Company’s Knowledge, is expected (as of the date of this Agreement) to be, any material dispute regarding the scope or performance of such agreement except for disputes that would not reasonably be expected to result in a Material Adverse Effect.

(i) Since January 1, 2004, neither the Company nor any of its Subsidiaries has transferred title to, or granted any exclusive license or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property of the Company or any of its Subsidiaries, to any Person.

(j) Neither the Company nor any of its Subsidiaries, nor the manufacture, sale or distribution by the Company or its Subsidiaries of any of their products has infringed or misappropriated any copyright or trade secret right of any third party, and neither the Company nor any of its Subsidiaries has engaged in any operation or act that constitutes unfair competition or unfair trade practices against any third party. The Company has not received any notice of any alleged infringement of, or been notified of the existence of, any potentially adverse patent, and ,to the Company’s Knowledge, neither the manufacture, use, offering for sale, selling or importing by the Company or its Subsidiaries of any of their Software products has infringed any patent right of any third party

(k) Except as set forth in Schedule 5.12(k), there is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to the Company’s Knowledge, threatened, before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of Company’s or any of its Subsidiaries’ Technology or Intellectual Property, nor has any claim or demand been made that challenges the validity, enforceability, use or exclusive ownership of any of such Technology or Intellectual Property or alleges any infringement, misappropriation, violation, or unfair competition or trade practices (including, without limitation, any claim that the Company or any of its Subsidiaries must license or refrain from using any Technology or Intellectual Property of any third party), nor, to the Company’s Knowledge, is there any basis for any such claim or demand.

(l) Except as set forth in Schedule 5.12(l), to the Company’s Knowledge as of the date of this Agreement, since January 1, 2004 no third party has infringed or misappropriated any of Company’s or any of its Subsidiaries’ Technology or Intellectual Property. Since January 1, 2004, the Company has not brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to the Company’s satisfaction) against any Person for infringing or misappropriating any of Company’s or any of its Subsidiaries’ Technology or Intellectual Property.

(m) None of the Company’s or any of its Subsidiaries’ owned Technology or Intellectual Property are subject to any outstanding injunction, decree, order, judgment, ruling, settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or affects the validity, use or enforceability of any such Technology or Intellectual Property.

(n) The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their confidential information and trade secrets. The Company and its Subsidiaries have executed valid written agreements with all of their employees who have contributed to the development of the Technology and Intellectual Property of the Company and its Subsidiaries, in which such employees have assigned or agreed to assign) to the Company or its Subsidiaries all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment and agreed to hold all trade secrets and confidential information of the Company and its Subsidiaries in confidence both during and after their employment. The Company and its Subsidiaries have executed valid written agreements with all consultants and contractors who have been retained in connection with the development of Technology and Intellectual Property by which the consultants and contractors have assigned to the Company or its Subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all trade secrets and confidential information of the Company and its Subsidiaries in confidence both during and after the term of their engagements.

(o) No trade secrets, or other confidential information, owned by the Company or any of its Subsidiaries that is material to their businesses as currently conducted have been authorized to be disclosed or, to the Knowledge of the Company, actually disclosed by the Company or any of its Subsidiaries to any of their employees or any third party other than pursuant to a written non-disclosure or confidentiality agreement (or any agreement containing a non-disclosure or confidentiality provision) that adequately protects the proprietary interests of the Company and its Subsidiaries in and to such trade secrets and confidential information.

(p) Except as set forth on Schedule 5.12(p), no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property. Except as set forth on Schedule 5.12(p), to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property owned by the Company or any of its Subsidiaries has performed services for the government or a university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(q) Except as set forth on Schedule 5.12(q), as of the date of this Agreement, the Company has no Knowledge of any facts or circumstances that would render any Intellectual Property owned by the Company or any of its Subsidiaries that is material to their businesses invalid or unenforceable, or would adversely affect any pending application or registration with respect to any Intellectual Property owned by the Company or any of its Subsidiaries that is material to their businesses.

(r) Except as set forth on Schedule 5.12(r), no open source or public library Software, including, but not limited to, any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software owned by the Company or its Subsidiaries that is incorporated into or utilized by any products of the Company or any of its Subsidiaries where, as a result of the use of such open source or public library Software, the Company or any of its Subsidiaries is obligated to make available to third parties other than its customers and Technology Partners the source code for the proprietary Software owned by the Company or its Subsidiaries that is incorporated into such products.

(s) None of the Software owned by the Company and its Subsidiaries contains any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is designed to delete, disable, deactivate, interfere with, or otherwise harm the Software or the hardware, data, or computer programs or codes of a user of such Software, or that is designed to provide access or produce modifications not authorized by such user.

5.13 Insurance. Set forth in Schedule 5.13 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The insurance policies listed on Schedule 5.13 are in full force and effect and the Company has timely paid all applicable premiums thereunder. Except as set forth on Schedule 5.13, to the Knowledge of the Company, no event relating to the Company or any of the Subsidiaries has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired without renewal and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company or any of its Subsidiaries during such period. To the Knowledge of the Company, no event has occurred, including, without limitation, the failure by the Company or any of its Subsidiaries to give any notice or information or the Company or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies.

5.14 Material Contracts and Obligations. Schedule 5.14 sets forth a list of all material Contracts (the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which it is bound, including without limitation (a) each Contract which requires future expenditures by the Company or any of its Subsidiaries in excess of $50,000, excluding Contracts that require future software maintenance and technical support that could not be performed without making expenditures necessary to maintain the Company’s existing overhead and infrastructure; (b) all items required to be listed in Schedule 5.16(a); (c) any Contract to which any stockholder, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act) of such Persons is a party; (d) any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other Contract relating to or evidencing Indebtedness; (e) any lease or agreement (other than Intellectual Property and Technology licenses) under which the Company or any of its Subsidiaries is lessee of or holds or operates any tangible property, real or personal, owned by any other Person under which payments to such Person exceed $10,000 per annum; (f) any lease or agreement (other than Intellectual property and Technology licenses) under which the Company or any of its Subsidiaries is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries; (g) any agreement granting any option to purchase assets, or acquire a license, preemptive right, right of first refusal or similar right to any Person; (h) any covenant not to compete or similar restriction on its ability to conduct a business and any standstill agreements; (i) any material Contract with customers or business partners of the Company or any of its Subsidiaries; and (j) any agreement to register securities under the Securities Act. The Company has made available to Parent copies of all of the foregoing Contracts (or written summaries in the case of oral Contracts). All of such Contracts are valid, binding and in full force and effect on the Company. Neither the Company nor any of its Subsidiaries is in default under any material provision of any of such Contracts and, to the Knowledge of the Company, no other party to any such Contracts is in default under any provision thereof. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication from any other party to the Contracts listed on Schedule 5.14 stating that such other party has decided or plans to terminate or otherwise discontinue such Contract.

5.15 Compliance. The Company and each of its Subsidiaries has, in all material respects, complied with all Laws and orders applicable to its business and has all material Permits required thereby. There is no term or provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, that has had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is in violation of any contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

5.16 Employee Benefits.

(a) Schedule 5.16(a) sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements with current employees, officers and directors (other than employment offer letters for at-will employment and proprietary invention and assignment agreements), collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for the benefit of any current employees, officers and directors of the Company or any of its Subsidiaries or for the benefit of any former employees, officers or directors of the Company or any of its Subsidiaries that terminated service following January 1, 2004 (the “Employees”) (collectively, the “Company Plans”), maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder.

(b) None of the Company Plans is an “employee pension plan” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code (the “Title IV Plans”), or a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA, and for the six years immediately preceding the Closing Date, neither the Company nor its ERISA Affiliates has maintained, been obligated to contribute to or otherwise incurred an obligation with respect to a Title IV Plan or a Multiemployer Plan.

(c) The Company Plans have been operated, administered and maintained in all material respects in accordance with their terms. Each Company Plan intended to be qualified under Section 401(a) of the Code and any related trust thereunder intended to be exempt from Federal income taxation under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained at least one favorable determination, notification, advisory and/or opinion letter, as applicable, on which the Company is entitled to rely, as to its qualified status from the IRS; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred with respect to the operation of such Company Plan that would reasonably be expected to cause the revocation of such most recent determination (if any), or the imposition of any liability, penalty or tax under ERISA or the Code, except where any failure to comply has not had, nor reasonably would be expected to have, a Material Adverse Effect.

(d) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and except at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has substantially complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(e) Except as set forth on Schedule 5.16(e) or as otherwise contemplated by this Agreement or the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

5.17 Labor.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 5.17(b), no Employees are represented by any labor organization. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Company, there is no organizing activity involving the Company or any of its Subsidiaries pending or threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or group of employees of the Company.

(d) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending with any Governmental Body or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

5.18 Litigation. Except as set forth in Schedule 5.18, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of its Subsidiaries is otherwise a party before any Governmental Body. Except as set forth on Schedule 5.18, neither the Company nor any Subsidiary is subject to any Order (other than Orders of general applicability to the Company’s industry or business). Except as set forth on Schedule 5.18, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

5.19 Related Party Transactions. Except as set forth in Schedule 5.19 and other then with respect to the Management Notes, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any transaction to which the Company or any of its Subsidiaries is a party or (ii) except as set forth in Schedule 5.19, is a party to any Contract with the Company or any of its Subsidiaries.

5.20 Banks. Schedule 5.20 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.21 State Takeover Statutes. Neither Section 203 of the DGCL nor any other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement.

5.22 Financial Advisors. Except as set forth on Schedule 5.22, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company on the date hereof, that:

6.1 Organization and Good Standing. Parent is a limited liability company and Merger Sub is a corporation, each of which is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

6.2 Authorization of Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent and/or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Parent Document have been duly authorized by all necessary corporate action on behalf of Parent and Merger Sub. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3(a) hereto, neither of the execution and delivery by Parent and Merger Sub of this Agreement and of the Parent Documents, nor the compliance by Parent with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of organization, operating agreement, certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with or violate the Third Joint Plan of Reorganization of the Parent as confirmed on March 1, 2005, (iii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Parent is a party or by which Parent or its properties or assets are bound or (iv) violate any Law or Order of any Governmental Body by which Parent is bound, except, in the case of clauses (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on Parent or the ability of Parent to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent and Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof.

6.4 Compliance with Laws. Parent and Merger Sub are, and have been at all times since April 13, 2005, in compliance with all applicable laws, except to the extent that the failure to be in compliance with any such laws has not had, and would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect on the business, assets, operations, financial condition, or results of operations of Parent.

6.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened that are reasonably likely to prohibit or restrain the ability of Parent and Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby or that would otherwise result in a material adverse effect on the business, assets, operations, financial condition, or results of operations of Parent.

6.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for either Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.7 Financing. Parent has, and will have on the Closing Date, unrestricted cash available to consummate the Merger and perform its obligations hereunder.

ARTICLE VII

COVENANTS

7.1 Access to Information. The Company agrees that, prior to the Effective Time, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall reasonably cooperate, and shall cause the Company and its Subsidiaries to reasonably cooperate, with all such reasonable requests. No investigation by Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Company Documents. In order that Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Company shall use commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination. The Company consents to Parent contacting such customers as Parent deems necessary in connection with the foregoing and to discuss the Company’s standing, performance and condition and issues related to the consummation of the transactions contemplated by this Agreement, provided that the Company is given reasonable advance notice and an opportunity to participate in any such meeting.

7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to:

(i) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve its present business operations, organization and goodwill of the Company and its Subsidiaries and (B) preserve its present relationship with Persons having material business dealings with the Company and its Subsidiaries;

(iii) use its commercially reasonable efforts to maintain (A) all material assets and properties of the Company and its Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) give all required notices of the transactions contemplated by this Agreement and use its reasonable best efforts to obtain all third party consents material to the Company’s business that are necessary or advisable in order to consummate the transactions contemplated by this Agreement; and

(v) not take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit its Subsidiaries to:

(i) except as set forth on Schedule 7.2(b)(i), declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its

Subsidiaries, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares issued upon exercise of Company Stock Options;

(ii) except as set forth on Schedule 7.2(b)(ii), transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries, except pursuant to obligations existing on the date of this Agreement and previously disclosed to Parent;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

(iv) amend the certificate of incorporation or by-laws of the Company or any of its Subsidiaries;

(v) except as set forth on Schedule 7.2(b)(v) or otherwise in the Ordinary Course of Business with respect to employees other than officers of the Company, (A) increase the annual level of compensation of any employee of the Company or any of its Subsidiaries, (B) increase the annual level of compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any collective bargaining, employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving a director, officer or employee of the Company or any of its Subsidiaries in his or her capacity as a director, officer or employee of the Company or any of its Subsidiaries;

(vi) incur or assume any Indebtedness (other than Indebtedness set forth on Schedule 7.2(b)(vi));

(vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible), or any shares of capital stock of the Company or any of its Subsidiaries;

(viii) acquire any material properties or assets or sell, assign, license (other than non-exclusive licenses received from or granted to customers and Technology Partners in the Ordinary Course of Business), transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and its Subsidiaries;

(ix) except as set forth on Schedule 7.2(b)(ix), enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not invest in, make a loan,

material advance or capital contribution to, or otherwise acquire the securities of any other Person, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares issued upon exercise of Company Stock Options;

(x) cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(xi) enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $20,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(xii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(xiii) except as set forth on Schedule 7.2(b)(xiv), permit the Company or any of its Subsidiaries to enter into any transaction or to enter into, modify or renew any Contract which would be a Material Contract if entered into prior to the date hereof or that would reasonably be expected to have a Material Adverse Effect;

(xiv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company or any of its Subsidiaries to make any investments in or loans to, or pay any fees or expenses to (other than pursuant to existing Contracts), or enter into or materially modify any Contract with any Affiliate of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries;

(xv) make or change any material election concerning Taxes or Tax Returns, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain or enter into any Tax ruling, in each case, if taking such action would materially affect the amount of Taxes required to be paid by the Company or any of its Subsidiaries after the Effective Time;

(xvi) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or enter into, modify, amend or terminate any Contract which if so entered into, modified, amended or terminated would be reasonably be expected to have a Material Adverse Effect;

(xvii) terminate, amend, restate, supplement or waive any rights under any Material Contract, or Permit that would reasonably be expected to have a Material Adverse Effect;

(xviii) fail to promptly pay and discharge current liabilities expect where disputed in good faith by appropriate proceedings, or accelerate the collection of any accounts receivable; and

(xix) agree to do anything prohibited by this Section 7.2.

7.3 Notice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

7.4 Reasonable Best Efforts; Regulatory Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 7.4(a), each of the Company and its Board of Directors and Parent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.5 Stockholder Consent. As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and distribute to the Company Stockholders a consent solicitation statement for the purposes of obtaining the Company Stockholder Approval in accordance with Section 228 of the DGCL, describing in reasonable detail the Merger, the COI Amendment and the other transactions contemplated hereby. Subject to Section 7.8(c) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”) and such recommendation will be included in the consent solicitation statement. Promptly after obtaining the Company Stockholder Approval, the Company will prepare and distribute to the Company Stockholders the notices required by Section 228(e) and 262(d)(2) of the DGCL, and any other applicable provisions of the CGCL informing them that appraisal rights are available for their shares pursuant to Section 262 of the DGCL Section 1300 of the CGCL and otherwise complying with all requirements under the DGCL and the CGCL. Parent will have the right to review and comment on all such notices and statements prior to their distribution. Such materials shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company’s obligations pursuant to the first sentence of this Section 7.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

In addition, the Company agrees to immediately notify Parent in writing upon its receipt of any notices or other communications with respect to Dissenting Shares.

7.6 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation or other third-party litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior consent.

7.7 Indemnification; Insurance.

(a) Parent will pay for a 6-year run-off director and officer liability insurance policy, effective as of the Closing, for the benefit of the directors and officers of the Company prior to the Closing Date. The run-off policy will provide continuing liability coverage, equivalent as to limits, deductibles and other features to the current director and officer liability insurance policy, for claims made against the directors and officers of the Company prior to the Closing Date during the term of the policy following the Closing Date for actions taken by or omitted to be taken by them prior to the Closing Date.

(b) Notwithstanding Section 7.7(a), all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company’s certificate of incorporation, the Company’s bylaws or any written indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation (and its successors and assigns) in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall, following the Closing, continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of indemnified parties, unless such modification is required by Law.

7.8 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall not permit its Subsidiaries and Representatives to, directly or indirectly (i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing Persons of the existence of the provisions contained in this Section 7.8, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that (x) nothing contained in this Agreement shall prohibit the Company or the Company’s Board from conducting business in the Ordinary Course of Business, including business development and partnering discussions with third parties inside and outside of the wireless industry, which discussions are not intended by the Company to lead to a Takeover Proposal and (y) if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal in circumstances not involving a breach of this Agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries, and afford access to the properties, books, records or employees of the Company and its Subsidiaries, to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 7.8 by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 7.8, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts

(and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 7.8(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Merger or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Superior Proposal, if such Board determines in good faith, after reviewing applicable provisions of state law and after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under Delaware law.

7.9 Confidentiality. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, dated effective as of April 15, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

7.10 Publicity. None of the Company or Parent shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto or in the event such press release or public announcement identifies any Company Stockholder the prior written approval of such Company Stockholder, which, in each case, approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

7.11 Transaction Expenses. The Company shall use its commercially reasonable efforts to deliver to Parent, no later than three (3) Business Days prior to the Closing Date, pay-off letters in respect of the Transaction Expenses from any and all third-party service providers to whom payments are required to be made by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement. The pay-off letters shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.

7.12 Employee Matters.

(a) Parent covenants and agrees that for a period of one year following the Closing, it will not reduce the salary of or make an adverse change in the position held by any of the employees of the Company and its Subsidiaries who were employed immediately prior to the Closing. Such employees shall continue their employment on an “at-will” basis following the Closing.

(b) For a period of one year following the Closing, or such longer period of time required by applicable Law, Parent shall cause to be provided to employees of the Company or any of its Subsidiaries the Company Plans which are welfare benefit plans or with coverage under other welfare benefit plans substantially comparable in the aggregate to such Company Plans immediately prior to the Closing that are, in each case, substantially equivalent or more favorable to those provided to such employee immediately prior to the Closing.

(c) The Company shall reserve 8,250,000 shares of common stock of the Surviving Corporation for grants pursuant to the PacketVideo 2005 Equity Incentive Plan.

7.13 Employee Agreements. The Company will use its reasonable best efforts to cause each United States based employee to enter into the form of Employee Non-Disclosure and Assignment Agreement set forth as Exhibit E-1. The Company will use its reasonable best efforts to cause each employee set forth on Schedule 8.1(j) to enter into the form of the Non-Competition Agreement set forth as Exhibit E-2. The Company will not be obligated to offer to any such employee any consideration other than the Sales Bonus Amount allocated to such employee as an inducement or consideration to enter into the Non-Competition Agreement and will not be obligated to terminate the employment of any employee who declines to execute the Non-Competition Agreement.

7.14 Working Capital Commitment. In order to ensure that the Company is adequately capitalized to satisfy its debts and obligations as they become due and continue as a going concern for a reasonable period following the Closing, upon the Closing, Parent shall deposit at least $5 million in immediately available funds in an account designated by the Company and approved by Parent for the benefit of and use by the Company as working capital to fund the Company’s ongoing business operations. The use of such funds by the Company is subject to the Company’s budget as approved from time to time by the Board of Directors of the Company. Parent will provide an additional $5 million of funding to the Company in the form of an intercompany loan (the amount and timing of this funding shall be in Parent’s sole discretion). Subsequent fundings may be provided as intercompany loans or equity investments, at Parent’s sole discretion. All intercompany services provided by the Company for the benefit of Parent and its Affiliates (other than the Company and its Subsidiaries) shall be compensated on a cost-plus basis.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and Merger Sub in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company (without giving effect to any limitations as to materiality) shall be true and correct as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as whole;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Parent shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Parent may reasonably request;

(c) there shall not have been any Material Adverse Effect since the date of this Agreement;

(d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Parent shall have received a certificate signed by each of the Chief Executive Officer and General Counsel of the Company, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(c) have been satisfied in all respects;

(f) the Company shall have obtained all consents, waivers and approvals referred to in Schedule 8.1(f), each such consent, waiver and approval being in form and substance reasonably satisfactory to Parent and not requiring as a term thereof or condition thereto any adverse condition or requirement on the conduct of business by the Company, any of its Subsidiaries, Parent or any of its subsidiaries;

(g) this Agreement, the Merger, the COI Amendment and the other transactions contemplated hereby will have been authorized, approved and consented to by (i) the Company Stockholder Approval and (ii) shares of Preferred Stock entitled to receive eighty percent (80%) of the Preferred Stock Merger Consideration, pursuant to the Aggregate Consideration Spreadsheet, and all written consents obtained thereby will not have been rescinded, cancelled or withdrawn and will be obtained in compliance with, and are valid and effective under, Section 228 of the DGCL;

(h) Parent shall have received written resignations of each of the directors of the Company;

(i) each officer and director of the Company that holds capital stock of the Company shall have duly entered into, executed and delivered to Parent the release agreement, substantially in the form attached hereto as Exhibit D;

(j) the Non-Competition Agreement, substantially in the form attached hereto as Exhibit E-2, shall have been entered into by (i) each of the employees set forth on Schedule 8.1(j) under the heading “Required Non-Compete Agreements” and (ii) 90% of the total number of employees set forth on Schedule 8.1(j), and such agreements shall remain in full force and effect; provided, however, that for purposes of calculating 90%, if a Person set forth on Schedule 8.1 (j) terminates his or her employment with the Company prior to the Closing, the numerator and denominator used to calculate this percentage will both be reduced accordingly;

(k) Parent, the Escrow Agent and the Stockholder Representative shall have duly entered into, executed and delivered to the other party thereto the Escrow Agreement, substantially in the form of Exhibit B (with such changes as may be required by the Escrow Agent);

(l) the Company Plans with respect to all Company Stock Options shall have terminated and each holder of a Company Stock Option to purchase shares of capital stock of the Company shall have either exercised such option and purchased such shares of capital stock or such option shall be cancelled and null and void under its terms or the terms of the plan pursuant to which it was granted. Each outstanding warrant issued by the Company shall have been exercised or the holder thereof shall have delivered to the Company an instrument canceling such warrant in form and substance satisfactory to Parent or such warrant shall have expired by its own terms;

(m) the Company shall have delivered, or caused to be delivered, to Parent certificates of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation; and

(n) The Company shall have adopted the Employee Retention Plan attached hereto as Exhibit F and shall make awards thereunder but only to the extent that such awards do not result in a parachute payment as defined in Section 280G of the Code as a result of the transactions contemplated hereby.

8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent (without giving effect to any limitations as to materiality) shall be true and correct as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to Parent and its Subsidiaries, taken as a whole;

(b) Parent shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date; and

(c) The Company shall have adopted (i) the Employee Retention Plan attached hereto as Exhibit F and shall make awards thereunder but only to the extent that such awards do not result in a parachute payment as defined in Section 280G of the Code as a result of the transactions contemplated hereby and (ii) the Stock Option Plan attached hereto as Exhibit G, each of which shall be effective automatically upon the Closing.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. i) The representations and warranties of the Company contained in this Agreement shall survive the Closing until 5:00 p.m. EST on the nine month anniversary of the Closing Date (the “Expiration Date”). Any claim for a Loss asserted in good faith on or prior to the Expiration Date which sets forth in a written notice in reasonable detail (based on the facts then available) the nature and estimated scope of such claim will be timely made for purposes hereof. Any claim for indemnification with respect to any of such matters that is not asserted by notice to the other party on or prior to the Expiration Date may not be pursued and is hereby irrevocably waived after such time.

(b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date in accordance with their terms. All covenants and agreements that contemplate performance prior to the Closing Date shall not survive the Closing Date; provided, however, that if any such covenant or agreement is breached on or prior to the Closing Date, the non-breaching party shall, subject to Section 9.4, retain all rights and remedies hereunder with respect to such breach following the Closing Date.

9.2 Indemnification. Until the Expiration Date (except as provided in Section 9.3(b)) and subject to the provisions of this Article IX, the Escrow Fund shall be available to indemnify, defend and hold harmless Parent, the Surviving Corporation, and their respective subsidiaries, directors, officers, employees, consultants, independent contractors, agents and representatives (the “Parent Indemnified Parties”) from and against any and all Losses (irrespective of whether or not such Losses arise out of or in connection with a third party claim) to the extent, but only to the extent, relating to, resulting from or arising out of:

(a) any failure of the representations and warranties made by the Company set forth in this Agreement or in any Company Document to be true and correct;

(b) any breach of any covenant or other agreement on the part of the Company under this Agreement or any Company Document;

(c) any Tax Losses;

(d) any claim made by a Dissenting Holder pursuant to Section 3.2(h), to the extent the Loss is in excess of the consideration receivable by such holder in the Merger (“Dissenting Share Payments”); or

(e) any Bridge Loan Fees in excess of $260,000.

such foregoing Losses being referred to herein as “Parent Indemnifiable Losses;” provided, however, that, (x) the Parent Indemnified Parties may not recover any amount for Parent Indemnifiable Losses arising from the inaccuracies of, or breaches of, the representations or warranties contained herein unless and until the aggregate amount of all Parent Indemnifiable Losses exceeds $300,000 (the “Deductible”), and only with respect to such amounts in excess of the Deductible, provided that the Deductible shall not apply to breaches of any representations or warranties contained in Sections 5.1, 5.2, 5.4, 5.6, the last sentence of 5.8, 5.10 or 5.22, (y) the sole recourse for Parent Indemnifiable Losses for which the Parent Indemnified Parties shall be entitled to indemnification shall be to the Escrow Fund and (z) notwithstanding any other provision of this Agreement, the costs associated with the defense or settlement of any claim made or threatened by, or any litigation, mediation or arbitration commenced by, any Person seeking damages based upon any alleged breach by the Company of any agreement or commitment between the Company and such Person in connection with the Company’s discussions or negotiations with Parent, including any such claim set forth in the Disclosure Schedule, shall be the sole and exclusive responsibility of Parent. Parent shall indemnify and hold harmless the Company and its officers, directors and Affiliates from all Losses associated therewith and no such cost or Loss shall constitute a Parent Indemnifiable Loss. For purposes of calculating Losses hereunder, after a breach or failure by the Company referred to in Section 9.2(a) or (b) has been established, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored for purposes of determining the amount of the Loss.

9.3 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses incurred or sustained by them and for which they are entitled to recovery under this Article IX.

(b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence as of the Closing and shall terminate at 5:00 p.m., local time, on the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to 120% of the amount of any unsatisfied claims specified in any Officer’s Certificate delivered in good faith to the Escrow Agent prior to the Expiration Date with respect to facts and circumstances existing prior to the

Expiration Date (each, an “Unresolved Claim”). As soon as all such claims have been resolved the Escrow Agent shall deliver to the Paying Agent, on behalf of the applicable Company Stockholders, the remaining portion of the Escrow Amount, if any, not required to satisfy such Unresolved Claims. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent and delivered to the Escrow Agent and the Stockholder Representative: (1) stating that Parent has paid, incurred, sustained or accrued, or reasonably anticipates that it will have to pay, incur, sustain or accrue Losses, (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred, sustained or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (3) the amount of cash to be delivered to Parent in compensation for such Losses.

(c) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the Expiration Date of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 9.3(d), deliver to Parent, as promptly as practicable, an amount of cash from the Escrow Fund equal to the amount of Losses set forth in such Officer’s Certificate; provided, however, that to the extent an Officer’s Certificate alleges only the basis for anticipated Losses, no amount shall be distributed until such Losses are actually paid, incurred or sustained. If the Stockholder Representative does not object in writing within the 30-day period set forth in Section 9.3(d) after delivery by Parent of the Officer’s Certificate to the Stockholder Representative, such failure to so object shall constitute an irrevocable acknowledgment by the Stockholder Representative on behalf of the Company Stockholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate; provided, however, that to the extent an Officer’s Certificate alleges only the basis for anticipated Losses, no amount shall be distributed until such Losses are actually paid, incurred or substantiated (notwithstanding the Stockholder Representative’s failure to object in writing).

(d) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Amount pursuant to Section 9.3(c) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make payment pursuant to Section 9.3(c)(i), provided that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

(e) Resolution of Conflicts; Arbitration.

(i) If the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer’s Certificate, then the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30)-day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If one party but not the other fails to select an arbitrator during this fifteen (15)-day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(iii) Any such arbitration shall be held in San Diego, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party. The Stockholder Representative shall be entitled to pay such amounts from the Stockholder Representative Reserve.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between the Stockholder Representative and the Parent Indemnified Party under this Article IX, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article IX.

(f) Third-Party Claims.

(i) In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article IX, Parent shall notify the Stockholder Representative in writing of such claim. The Stockholder Representative shall have the right to elect to assume the defense of such claim unless (x) the Losses arising from such claim may reasonably be expected to exceed the Escrow Amount, (based solely on the damages alleged by the third party, if any damages are alleged) or (y) the claim seeks relief which would limit or otherwise adversely affect the conduct of business by the Company. Failure by the Stockholder Representative to notify Parent of its election to assume the defense of any such claim or litigation by a third party within ten (10) days after notice thereof has been given to the Stockholder Representative shall be deemed a waiver by the Stockholder Representative of its right to assume the defense of such claim or litigation, and the Parent shall have the right to retain its own counsel, without prejudice to its right of indemnification under this Agreement. All claims for legal fees and expenses or other Losses against the Escrow Fund for which Parent is entitled to indemnification pursuant to this Section 9.3(f) shall be subject to the claims processing and dispute procedures set forth in this Section 9.3.

(ii) The Stockholder Representative, if he is entitled to and does assume the defense, shall retain counsel reasonably satisfactory to Parent to defend such claim and shall pay the fees and disbursements of such counsel with regard thereto. If the Stockholder Representative elects to assume the defense, the obligations under Article IX of this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding Parent harmless from and against any and all Losses caused by or arising out of any settlement approved by the Stockholder Representative or any judgment in connection with such claim or litigation; provided, however, that (x) the Stockholder Representative shall first consult with Parent regarding such settlement, (y) no settlement may be made by the Stockholder Representative without the consent in writing of Parent, unless such settlement (i) releases Parent from any liability in respect thereof, (ii) does not include any admission of culpability on the part of Parent and (iii) does not impose an injunction or other equitable relief upon Parent, the Company or its Subsidiaries or otherwise impose affirmative or negative covenants on Parent, the Company or its Subsidiaries and (z) the Stockholder Representative shall not enter into any settlement with respect to Taxes without Parent’s consent, which shall not be unreasonably withheld. If the Stockholder Representative elects to assume the defense, the Stockholder Representative shall permit Parent to participate in such defense or settlement through separate counsel chosen by Parent, with the fees and expenses of such separate counsel borne by Parent; provided, however, that in the event Parent shall conclude (upon the advice of counsel) that there may be legal defenses or rights available to it which are different from, in actual conflict with, or additional to those available to the Stockholder Representative, Parent shall be entitled to select separate counsel to act on its behalf and the Stockholder Representative shall pay the reasonable separate counsel fees and other reasonable expenses related thereto and, such fees and expenses will be paid from the Escrow Fund. In the event that the Stockholder Representative has consented in writing to any settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article IX to any claim for an amount less than or equal to the amount of such settlement by Parent against the Escrow Fund with respect to such settlement.

(iii) Parent, if Parent is entitled to and does assume the defense, shall retain counsel reasonably satisfactory to the Stockholder Representative to defend such claim and shall pay the fees and disbursements of such counsel with regard thereto. If Parent elects to assume the defense, the obligations under Article IX of this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the Stockholder Representative harmless from and against any and all Losses caused by or arising out of any settlement approved by the Parent or any judgment in connection with such claim or litigation; provided, however, that Parent shall first consult with the Stockholder Representative regarding such settlement. If Parent elects to assume such third-party claim or litigation, Parent shall permit the Stockholder Representative to participate in such defense or settlement through separate counsel chosen by the Stockholder Representative, with the fees and expenses of such separate counsel borne by such the Stockholder Representative; provided, however, that in the event the Stockholder Representative shall conclude (upon the advice of counsel) that there may be legal defenses or rights available to it which are different from, in actual conflict with, or additional to those available to Parent, the Stockholder Representative shall be entitled to select separate counsel to act on its behalf and the Stockholder Representative shall pay the reasonable separate counsel fees and other reasonable expenses related thereto and, such fees and expenses will be paid from the Escrow Fund. In the event the Company becomes aware of a third-party claim for which the Company reasonably believes it may be indemnified by Parent pursuant to Section 9.2 hereof, the Company shall notify Parent in writing of such claim and Parent shall assume the defense, including all costs and expenses associated therewith, of such claim.

(g) The failure of the indemnified party to give reasonably prompt notice of any indemnification claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

9.4 Exclusive Remedy. Except as provided in Sections 4.2 and 4.3 and this Section 9.4, from and after the Effective Time, resort to indemnification pursuant to this Article IX and the Escrow Fund shall be the exclusive right and remedy of Parent Indemnified Parties for any Loss arising out of or related to any breach of this Agreement or to the transactions contemplated by this Agreement. Except for claims for equitable relief and claims with respect to fraud solely against the Person or Persons committing or alleged to have committed such fraud, recovery from the Escrow Fund pursuant to this Article IX shall be the sole and exclusive remedy of the Parent Indemnified Parties for any breach of any provision of this Agreement or any matter that is otherwise indemnifiable hereunder if the Merger contemplated hereby is consummated. Except as provided in Section 4.3, nothing herein shall limit the liability of any party hereto for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close.

9.5 Tax Losses.

(a) For purposes of Section 9.2(c), “Tax Losses” means any and all Losses attributable to Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Tax Periods (including the portion of any Straddle Period attributable to the Pre-Closing Tax Period); provided, however, Tax Losses shall not include any amounts clearly reflected as an accrual for current Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet.

(b) For purposes of allocating income, gain, deductions and losses attributable to the period up to and including the Effective Time for a Straddle Period, (i) real, personal and intangible property Taxes shall be allocated on a per diem basis, (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned ratably between such periods on a per diem basis and (iii) other Taxes (including income taxes and taxes in lieu of income taxes to the extent not governed by clause (ii)), shall be allocated based on a closing of the books as of the close of business on the Closing Date (including, without limitation, a closing of the books on the Closing Date for purposes of allocating income, gain, deductions and losses attributable to the Company).

9.6 Tax Treatment of Indemnity Payments. The Company and Parent agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE X

MISCELLANEOUS

10.1 Stockholder Representative.

(a) Upon the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders and without further act of any Company Stockholder or any holder of Company Stock Options, William D. Cvengros (the “Stockholder Representative”) shall be appointed as the Stockholder Representative hereunder to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the Escrow Fund in satisfaction of claims and Losses by a Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or Losses, to receive payments on behalf of the Company Stockholders due and owing pursuant to this Agreement and acknowledge receipt thereof, to waive any breach or default of Parent or Merger Sub under this Agreement following the Effective Time, to calculate the Aggregate Consideration Spreadsheet, to receive service of process on behalf of the Company Stockholders in connection with any claims under this Agreement or any related document or instrument, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted without gross negligence or bad faith hereunder as Stockholder Representative. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the Company Stockholders shall be, severally based on such Company Stockholder’s Pro Rata Portion of the Preferred Stock Merger Consideration and not jointly, obligated to indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. At the time of distribution pursuant to Section 9.3(c) to the Company Stockholders of any proceeds remaining in the Escrow Fund, the Stockholder Representative shall be entitled to deduct and withhold from such income and gains included in such distribution to pay and reimburse fees and expenses of third parties incurred or expected to be incurred in connection with its role as Stockholder Representative pursuant to this Agreement to the extent that the Stockholder Representative Reserve would be insufficient to pay and reimburse fees and expenses of third parties.

(c) The grant of authority provided for in this Section 10.1: (i) is coupled with an interest and is being granted, in part, as an inducement to Parent and Merger Sub to enter into this Agreement and the Escrow Agreement, and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Company or any Company Stockholder shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Stockholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(d) In connection with the performance of its obligations hereunder and under the Escrow Agreement, the Stockholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company Stockholders (as contemplated by Section 10.1(b), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Stockholder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e) In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder, (i) the Stockholder Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to the Company Stockholders, Parent or the Surviving Corporation by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any such other agreement, instrument or document other than with respect to bad faith or gross negligence on the part of the

Stockholder Representative, and (ii) the Stockholder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to the Company Stockholders, Parent or the Surviving Corporation.

(f) All of the immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

(g) A decision, act, consent or instruction of the Stockholder Representative, including an extension or waiver of this Agreement pursuant to Article IV or Section 10.6, as applicable, shall constitute a decision of the Company Stockholders and holders of Company Stock Options and shall be final, binding and conclusive upon the Company Stockholders; and the Escrow Agent, Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Stockholders. The Escrow Agent, Parent and the Surviving Corporation are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(h) The Stockholder Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Stockholder Representative in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Stockholder Representative Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Stockholder Representative Documents, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Stockholder Representative. This Agreement has been, and each of the Stockholder Representative Documents will be at or prior to the Closing, duly and validly executed and delivered by the Stockholder Representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Stockholder Representative Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Stockholder Representative enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

10.2 Specific Performance. The Company and Parent acknowledge and agree that the breach of this Agreement by the other party would cause irreparable damage to Parent or the Company, as the case may be, and that Parent or the Company, as the case may be, will not have an adequate remedy at law. Therefore, the obligations of the Company and the obligations of Parent under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Subject to Section 9.4, such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.3 Submission to Jurisdiction; Consent to Service of Process.

(a) Except for matters governed by Section 9.3(e), the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state; provided, however, that the Merger shall be governed by the DGCL.

10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Sections 7.7, 7.12 and 7.14 and Article IX, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

10.6 Amendment and Waivers. This Agreement may be amended, supplemented or changed by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Company Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A termination of this Agreement pursuant to Section 4.1 or an amendment or waiver of this Agreement shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

PacketVideo Corporation
10350 Science Center Drive, Suite 210,
San Diego, CA 92121
Facsimile: (858) 731-5303
Attention: Legal Department

With a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Facsimile: (858) 550-6420
Attention: Frederick T. Muto, Esq.

If to the Stockholder Representative, to:

William D. Cvengros
31975 Peppertee Bend
San Juan Capistrano, CA 92675
Facsimile: (949) 493-7309

If to Parent or Merger Sub, to:

NextWave Wireless LLC
411 West Putnam, 2nd Floor
Greenwich, CT 06830
Facsimile: (203) 422-2645
Attention: Frank Cassou, Esq.

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Marita A. Makinen, Esq.

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

NEXTWAVE WIRELESS LLC

By:_______________________________________
Name:
Title:

PVC ACQUISITION CORP.

By:_______________________________________
Name:
Title:

PACKETVIDEO CORPORATION

By:_______________________________________
Name:
Title:

WILLIAM D. CVENGROS

_______________________________________

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of May __, 2005, by and among NextWave Wireless LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of PacketVideo Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent is a party to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) by and among PVC Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the Stockholders Representative (as named therein), which provides, among other things, that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of, and has the right, acting alone, to vote and dispose of the number of shares of capital stock in the Company (the “Company Stock”) set forth below Stockholder’s name on the signature page hereto; and

WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Voting of Owned Shares.

(a) Stockholder hereby agrees that, during the Term (as defined below), at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders presented to such Stockholder, Stockholder shall vote (or cause to be voted), in its capacity as a stockholder of the Company, all shares of Company Stock owned or beneficially owned by such Stockholder on the date hereof (the “Owned Shares”): (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement; and (ii) against any action or agreement that (A) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or (B) is intended to impede, interfere with, delay, postpone, or adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement.

(b) During the Term, Stockholder, in its capacity as a stockholder of the Company, shall not enter into any agreement, arrangement or understanding with any person that conflicts with or violates this Agreement.

(c) Stockholder’s obligations hereunder are undertaken strictly in such Stockholder’s capacity as a stockholder of the Company, and no such obligation shall be construed to require Stockholder or its affiliates to take, or in any way limit any action that Stockholder or its affiliates may take, to discharge their respective fiduciary duties in their capacities as an officer or director of the Company, including without limitation any action that may be taken in such other capacity in connection with or relating to a Takeover Proposal (as defined in the Merger Agreement) prior to the Company Stockholder Approval (as defined in the Merger Agreement).

2. Termination. The Term of this Agreement shall mean the period commencing on the date of this Agreement and continuing until the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

3. Restrictions on Transfer; Other Proxies. During the Term, Stockholder shall not, directly or indirectly; (i) sell, transfer, pledge, hypothecate, encumber, assign or dispose of any Owned Shares, offer to make such a sale, transfer or other disposition, or agree, whether or not in writing, to effect any of the foregoing; (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares; or (iii) take any action in its capacity as a stockholder of the Company that would make any representation or warranty of Stockholder contained herein untrue or incorrect or would result in a breach by Stockholder of its obligations under this Agreement.

4. No Solicitation. Stockholder hereby agrees to comply with Section 7.8 of the Merger Agreement to the extent applicable to Stockholder.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows, solely with respect to itself:

(a) Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Stockholder of this Agreement and the performance by Stockholder of its obligations hereunder have been duly and validly authorized by the Board of Directors or other governing body of Stockholder and no other corporate or other proceedings on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against it in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).

(c) Stockholder is the record and beneficial owner of all of the Owned Shares indicated below Stockholder’s name on the signature page hereto, which constitute all of the Company Stock owned or beneficially owned by Stockholder.

(d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

6. Further Assurances. From time to time, at the other party’s reasonable request and without further consideration, each party hereto shall execute and delivery such additional documents and take all such further lawful action as may reasonably be necessary or desirable to, consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

7. Miscellaneous.

(a) Other than as set forth in the Merger Agreement or other agreements contemplated thereby to which the parties hereto are parties, this Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

(b) Stockholder agrees that this Agreement and the respective rights and obligations of Stockholder hereunder shall attach to any shares of Company Stock, any securities convertible into such shares, and any other securities of the Company entitled, or which may be entitled, to vote or consent generally in the election of directors and any securities convertible into or exercisable or exchangeable for such securities (whether or not subject to contingencies with respect to any matter or proposal submitted for the vote or consent of the stockholders of the Company), that may become owned or beneficially owned by Stockholder.

(c) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(d) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

(e) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Stockholder:

at the address set forth below Stockholder’s signature on the signature page hereof.

If to Parent:

NextWave Wireless LLC
411 West Putnam, 2nd Floor
Greenwich, CT 06830
Facsimile: (203) 422-2645
Attention: Frank Cassou, Esq.

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Marita A. Makinen, Esq.

(f) If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

(h) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 0.

(j) The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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In Witness Hereof, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:
NextWave Wireless LLC

By:_________________________________________

Name:_______________________________________

Title:________________________________________

STOCKHOLDER:

_______________________________________
Name:

Address:_______________________________________
______________________________________________

Shares Held of Record

Common Stock :

Series A Preferred Stock:_______________________________________

Series B Preferred Stock:_______________________________________

Series C Preferred Stock:_______________________________________

Series D Preferred Stock:_______________________________________

Series E Preferred Stock:_______________________________________

EXHIBIT B

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into as of this ___ day of May, 2005, by and among NextWave Wireless LLC, a Delaware limited liability company (“Parent”), JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), and William D. Cvengros (the “Stockholder Representative”).

RECITALS

WHEREAS, PacketVideo Corporation, a Delaware corporation (the “Company”), Parent, PVC Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Stockholder Representative have entered into that certain Agreement and Plan of Merger, dated as of May 25, 2005 (the “Merger Agreement”).

WHEREAS, as a condition precedent to the closing of the transactions contemplated by the Merger Agreement, Parent, the Escrow Agent and the Stockholder Representative have agreed to execute and deliver this Escrow Agreement.

WHEREAS, capitalized terms used herein, unless otherwise defined herein, will have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the recitals and of the respective agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEPOSIT OF ESCROW FUNDS

Section 1.1  Escrow Funds. (a) Parent is concurrently herewith delivering to the Escrow Agent, pursuant to Section 9.3(a) of the Merger Agreement, an aggregate amount of $3,000,000 together with any income or gain on such amount (the “Escrow Funds”) by wire transfer of immediately available funds to an account designated by the Escrow Agent. Following the date hereof, the Stockholder Representative may deposit additional amounts into the Escrow Funds from the Stockholder Representative Reserve.

(b) The Escrow Funds will be held by the Escrow Agent in a separate account (the “Escrow Account”) for the benefit of (i) Parent and (ii) the applicable Company Stockholders (the “Securityholders”) upon the terms and conditions set forth in this Escrow Agreement and the terms of Article IX of the Merger Agreement. The Escrow Funds will be held in trust and will not be subject to any lien or attachment of any creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein.

Section 1.2  Acceptance of Appointment as Escrow Agent. The Escrow Agent, by executing this Escrow Agreement, accepts the appointment as Escrow Agent and agrees to hold, invest, reinvest and distribute the Escrow Funds in accordance with the terms of this Escrow Agreement and the terms of Article IX of the Merger Agreement.

Section 1.3  Investments.

(a) Pending disbursement of the Escrow Funds, the Escrow Agent will invest the Escrow Funds in the Money Market Account with the JPMorgan Chase Bank, N.A.

(b) As and when any amount of the Escrow Funds is needed for disbursement under this Escrow Agreement, the Escrow Agent will cause a sufficient amount of Escrow Funds to be converted into cash. The Stockholder Representative will select the investments or types of investments to be so converted from the appropriate Escrow Account. Neither Parent nor the Stockholder Representative will be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrow Funds are invested or the Permitted Investments sold or converted pursuant to this Section 1.3(b).

(c) For tax purposes, all interest and other income earned on the Escrow Funds in any calendar year shall be allocated to and reported by the Securityholders in proportion to their respective ownership interests. It is understood that the Escrow Agent will be responsible for income reporting only with respect to income earned on investment of Escrow Funds and is not responsible for any other reporting.

Section 1.4  Segregation of the Escrow Funds.

(a) Upon delivery by Parent to the Escrow Agent of an Officer’s Certificate with respect to any Unresolved Claim, the Escrow Agent will segregate from the Escrow Funds the portion of such Escrow Funds (other than Escrow Funds that are at the time necessary in order to make a payment required to be made under Sections 1.5(a) or 1.5(c)) that may be necessary to satisfy the amount of such Unresolved Claim set forth in such Officer’s Certificate, and will hold such portion in accordance with this Section 1.4.

(b) Any portion of the Escrow Funds segregated under Section 1.4(a) will continue to be segregated by the Escrow Agent until the Escrow Agent is directed to release all or a portion of such Escrow Funds in accordance with the terms of Section 9.3 of the Merger Agreement.

Section 1.5 Release of Indemnification Funds.

(a) Release of Escrow Funds to Parent. The Escrow Agent will promptly disburse to Parent (but no later than 3 Business Days after such payment is due), in cash, such portion of the Escrow Funds as may be necessary to pay the Parent

Indemnifiable Losses, if any, for which Parent is entitled to indemnification in accordance with the claims processing and dispute procedures and other indemnification terms of the Merger Agreement (which are incorporated herein by this reference).

(b) Release of Escrow Funds to the Securityholders. Within 3 Business Days after the Expiration Date, the Escrow Agent will distribute to the Securityholders in accordance with the percentages set forth on Exhibit A attached hereto) the remaining portion of the Escrow Funds, if any, other than any Escrow Funds that continue to be segregated pursuant to Section 1.4 with respect to then pending Unresolved Claims in an amount that does not exceed 120% of the amount specified in the Officer’s Certificate with respect to such Unresolved Claim. Within 3 Business Days after any such Unresolved Claim pending as of the Expiration Date has been resolved in accordance with the terms of the Merger Agreement, the amount of the remaining Escrow Funds, if any, that continue to be held with respect to such then resolved claim shall be distributed to the Paying Agent (who will distribute such amounts to the Securityholders in accordance with the percentages set forth on Exhibit A attached hereto).

(c) Expenses. Any reasonable fees, expenses, disbursements and advances due to the Escrow Agent from the Escrow Funds pursuant to Section 2.2 hereof may be retained by the Escrow Agent from the Escrow Funds after five (5) Business Days following a written notice by the Escrow Agent to Parent and the Stockholder Representative stating the amount and basis for such payments.

(d) Account Statements. The Escrow Agent will prepare and deliver to Parent and Stockholder Representative within ten (10) calendar days after the end of each calendar month prior to termination of this Escrow Agreement a written account describing all transactions with respect to the Escrow Account during such calendar month.

(e) Call Backs. In the event fund transfer instructions are given (other than in writing at the time of the execution of the Agreement), whether in writing, by telecopier or otherwise the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on the call-back schedule attached hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in the Call-Back Schedule, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the executive officers of Parent, in the case of an instruction from Parent (“Executive Officers”), which shall include the titles of ___________, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. In the case of an instruction from the Stockholder Representative, such confirmation must be with the Stockholder

Representative. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parent or the Stockholder Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of escrowed funds for any payment order it executes using any such identifying number, provided by parent or the Stockholder Representative, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

ARTICLE II

THE ESCROW AGENT

Section 2.1  Rights and Responsibilities of the Escrow Agent.

(a) The duties and responsibilities of the Escrow Agent will be limited to those expressly set forth in this Escrow Agreement and it will not be subject to, nor obligated to recognize, any provision of any other agreement between, or direction or instruction of, any or all of the parties to this Escrow Agreement (other than the definitions of capitalized terms that are defined in the Merger Agreement and not otherwise defined herein).

(b) If any Escrow Funds are at any time attached, garnished or levied upon under any court order or in case the payment of any such Escrow Funds will be stayed or enjoined by any court order, or in case any order, judgment or decree will be made or entered by any court affecting such Escrow Funds or any part thereof, then and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel is binding upon it. If the Escrow Agent complies with any such order, writ, judgment or decree, it will not be liable to any of the parties to this Escrow Agreement or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c) The Escrow Agent will not be liable for any act taken or omitted under this Escrow Agreement if taken or omitted by it in good faith and in the exercise of reasonable care under the circumstances. The Escrow Agent will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(d) The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least thirty (30) days prior written notice to Parent and the Stockholder Representative. Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent will be absolved from any and all liability in connection with the exercise of its powers and duties as Escrow Agent hereunder except for liability arising in connection with its negligence, willful misconduct or bad faith. Upon their receipt of notice of resignation from the Escrow Agent, Parent and the Stockholder Representative will use reasonable efforts jointly to designate a successor Escrow Agent. In the event Parent and the Stockholder Representative do not agree upon a successor Escrow Agent within thirty (30) days after the receipt of such notice, the Escrow Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment will be binding upon all parties hereto. By mutual agreement, Parent and the Stockholder Representative will have the right at any time upon not less than ten (10) days’ written notice to the Escrow Agent to terminate their appointment of the Escrow Agent, or successor Escrow Agent, as Escrow Agent. The Escrow Agent or successor Escrow Agent will continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

(e) In the event conflicting demands are made or conflicting notices are served upon Escrow Agent which are directly related to its duties under this Escrow Agreement, the parties hereto agree that the Escrow Agent will take no action until (i) such action is agreed to in writing by the parties hereto or (ii) the issuance of a court order by a court of competent jurisdiction or a decision of an arbitrator or arbitrators appointed in conformity with the Merger Agreement directing Escrow Agent with respect to the action which is the subject of the conflicting demands or notices.

(f) Parent and the Stockholder Representative hereby agree, severally but not jointly, to indemnify Escrow Agent for, and to hold Escrow Agent harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on the part of Escrow Agent, arising out of or in connection with Escrow Agent’s entering into this Escrow Agreement and carrying out Escrow Agent’s duties hereunder, including costs and expenses of successfully defending Escrow Agent against any claim of liability with respect thereto. One-half of any payment made pursuant to this paragraph (f) will be paid by Parent and one-half will be paid by the Stockholder Representative. Escrow Agent may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(g) Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood for such loss or damage and regardless of the form of action.

Section 2.2  Fees and Expenses of Escrow Agent. The Escrow Agent will (a) be paid a fee for its services under this Escrow Agreement as provided by Exhibit A and (b) be entitled to reimbursement for reasonable expenses (including the reasonable fees and disbursements of its counsel) actually incurred by the Escrow Agent in connection with its duties under this Escrow Agreement (such fees and expenses being hereinafter referred to collectively as the “Escrow Agent Fees and Expenses”). All Escrow Agent Fees and Expenses will be paid first out of interest earned and accrued on the Escrow Funds and then, to the extent of any shortfall, will be shared equally by Parent and the Stockholder Representative. The Escrow Agent will not be entitled to withdraw any amounts from the interest earned and accrued on the Escrow Funds for reimbursement of Escrow Agent Fees and Expenses until the expiration of five (5) Business Days following delivery of notice of the amount of such Escrow Agent Fees and Expenses to Parent and the Stockholder Representative.

ARTICLE III

MISCELLANEOUS

Section 3.1  Notices. All notices, requests, consents or other communications required or permitted under this Escrow Agreement will be in writing and will be deemed to have been duly given or delivered by any party (a) when received by such party if delivered by hand, (b) upon confirmation when delivered by telecopy, (c) within one day after being sent by recognized overnight delivery service, or (d) within three (3) business days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows:

(i) if to Parent, to:

NextWave Wireless LLC
411 West Putnam Avenue, 2nd Floor
Greenwich, CT 06830
Facsimile No.: (203) 422-2645
Attention:Frank Cassou, Esq.

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile No.: (212) 310-8007
Attention:  Marita A. Makinen, Esq.

(ii) if to the Stockholder Representative, to:

William D. Cvengros
31975 Peppertree Bend
San Juan Capistranto, CA 92675

with a copy to:

(iii)  if to the Escrow Agent, to:

JPMorgan Chase Bank, N.A.
4 New York Plaza - 21st Floor
New York, NY 10004
Facsimile No.: 212-623-6168
Attention: Sandra Frierson

Any party by written notice to the other parties pursuant to this Section 3.1 may change the address or the persons to whom notices or copies thereof will be directed.

Section 3.2  Assignment. This Escrow Agreement and the rights and duties hereunder will be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Escrow Agreement. No rights, obligations or liabilities hereunder will be assignable by the Stockholder Representative without the prior written consent of Parent. Parent may assign its rights under this Escrow Agreement without obtaining the prior written consent of any other party hereto.

Section 3.3  Amendment. This Escrow Agreement may be amended or modified only by an instrument in writing duly executed by Parent and the Stockholder Representative.

Section 3.4  Waivers. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Escrow Agreement by any other party hereto will be in writing and will not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Escrow Agreement.

Section 3.5  Construction. This Escrow Agreement will be governed by the laws of the State of New York as applied to contracts made and performed in such state. The headings in this Escrow Agreement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Escrow Agreement. Unless otherwise stated, references to Sections and Exhibits are references to Sections and Exhibits of this Escrow Agreement.

Section 3.6  Third Parties. Nothing expressed or implied in this Escrow Agreement is intended, or will be construed, to confer upon or give any Person other than Parent, the Securityholders, the Stockholder Representative and the Escrow Agent any rights or remedies under, or by reason of, this Escrow Agreement.

Section 3.7  Termination. This Escrow Agreement will terminate upon termination of the Escrow Period in accordance with Section 9.3(b) of the Merger Agreement.

Section 3.8  Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute a single instrument.

Section 3.9  Severability. If any provision of this Escrow Agreement as applied to any part or to any circumstance will be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Escrow Agreement and the application of such provision to any other part or to any other circumstance will not be affected or impaired thereby.

Section 3.10  Waiver of Offset Rights. The Escrow Agent hereby waives any and all rights to offset that it may have against the Escrow Funds including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages, or other losses that the Escrow Agent may be otherwise entitled to collect from any party to this Escrow Agreement.

Section 3.11 General. Unless the context otherwise requires, the singular shall include the plural and vice-versa, each pronoun in any gender shall include all other genders, and the term “or” shall mean “and/or”. The terms and provisions of the this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof.

Section 3.12 Tax Ids and Account Opening Information. Upon execution of this agreement, each party shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form, which shall include their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. Account Opening Information. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.

Section 3.13 Force Majeure. In the event that any party or the Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, the Escrow Agent shall not be liable for damages to the other parties for any damages resulting from such failure to perform otherwise from such causes. Performance under this Agreement shall resume when the Escrow Agent is able to perform substantially.

Section 3.14 Merger of Escrow Agent. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their duly authorized officers as of the day and year first above written.

PARENT:

NEXTWAVE WIRELESS LLC

By:_____________________________________
Name:___________________________________
Title:____________________________________

ESCROW AGENT:

JP MORGAN CHASE BANK, N.A.

By:_____________________________________
Name:___________________________________
Title:____________________________________

STOCKHOLDER REPRESENTATIVE:

WILLIAM D. CVENGROS

_____________________________________

Exhibit A

Fees of Escrow Agent

$5,000 per annum without pro-ration for partial years. First year’s fees are payable upon execution of the agreement.

Call-Back
Schedule

Telephone Number(s) for Call-backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Parent:
Wire Instructions:

Name       Telephone Number

1. _________________________   _________________________

2. _________________________   _________________________

3. _________________________   _________________________

If authorized by Stockholder Representative for disbursement to Paying Agent or Stockholder Representative:
Wire Instructions to Paying Agent:

Name       Telephone Number

_________________________   ________________________

Wire Instructions to Stockholder Representative:

Name       Telephone Number

William D. Cvengras___________

EXHIBIT C

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PACKETVIDEO CORPORATION

(Pursuant to Section 242 and 245 of the
General Corporation Law of the State of Delaware)

PacketVideo Corporation (hereinafter called the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

1. The name of the corporation is: PacketVideo Corporation.

2. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 22, 1998. The Corporation was originally incorporated under the name of M4, Inc. The Certificate of Incorporation was subsequently amended and restated on February 8, 2001.

3.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the DGCL.

4. The Corporation’s Amended and Restated Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is: PacketVideo Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman Street, City of Dover, County of Kent, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 55,000,000, all of which shares shall be Common Stock having a par value of $0.001.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by laws or enter into agreements with any such person for the purpose of providing for such indemnification.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct this [ ] ___, 2005.

PACKETVIDEO CORPORATION

By:_______________________________________
Name: [                                  ]
Title: [                                        ]
ACKNOWLEDGED:

By:_______________________________________
Name: [                                           ]
Title: [                                            ]

EXHIBIT D

FORM OF ACKNOWLEDGEMENT AND RELEASE

THIS ACKNOWLEDGEMENT AND RELEASE, dated as of [________ __], 2005 (this “Release”), is by [_____________] (“Releasor”).

Releasor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, in order to induce NextWave Wireless LLC, a Delaware limited liability company (“Parent”), to enter into and consummate that certain Agreement and Plan of Merger, dated as of May 25, 2005 (the “Merger Agreement”), by and among Parent, PacketVideo Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), PVC Acquisition Corp., a corporation existing under the laws of Delaware and a direct, wholly-owned subsidiary of Parent, and William D. Cvengros, as the Stockholder Representative, hereby agrees as follows:

1. RELEASE. Releasor, on behalf of itself and each of its predecessors, successors and assigns (collectively, the “Releasor Related Parties”), (a) acknowledges and agrees that the Aggregate Consideration (as defined in the Merger Agreement) to be received by it as reflected in the Aggregate Consideration Spreadsheet (as defined in the Merger Agreement) is the sole consideration payable to the Releasor Related Parties in connection with the transactions contemplated by the Merger Agreement and (b) hereby unequivocally, irrevocably and unconditionally releases, surrenders, acquits and forever discharges the Company, Parent and each of their respective individual, joint or mutual, past, present and future directors, officers, stockholders, employees, consultants, agents, attorneys, financial advisors, representatives, affiliates, successors and assigns (each, a “Released Party” and collectively, the “Released Parties”), from any and all actions, causes of action, claims, suits, covenants, contracts, controversies, agreements, promises, indemnities, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, in law, at equity or otherwise (collectively, “Claims”), whether direct, derivative or otherwise, which have been, may be or ever could be asserted against any of the Released Parties, either for itself or otherwise for or on behalf of any other Person (as defined in the Merger Agreement), against any of the Released Parties, relating to any Claims arising under or in connection with the negotiation, execution or consummation of the Merger Agreement (including, but not limited to, any Claims with respect to the entitlement to receipt of amounts more than the Aggregate Consideration to be received by Releasor in connection with the Merger Agreement) (each, a “Released Claim” and collectively, the “Released Claims”); provided, however, that a Released Claim shall exclude (i) any Claims for Parent’s breach of , or otherwise relating to Releasor or the Releasor Related Parties enforcing rights under the Merger Agreement, including without limitation rights under Articles II, IV, VII and IX of the Merger Agreement, and (ii) any claims relating to consideration that may be distributed to the Releasor Related Parties under the Employee Retention Plan or Stock Option Plan (each as defined in the Merger Agreement) and other consideration that may be payable to any such Releasor Related Parties pursuant to employment and consulting arrangements with the Company.

2. COVENANT NOT TO SUE. Releasor hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute,

assert or threaten to assert any Released Claim against any of the Released Parties. This Release shall constitute a complete defense to any Released Claim.

3. INDEMNIFICATION. Without in any way limiting any of the rights and remedies otherwise available to any Released Party, Releasor shall indemnify, defend and hold harmless each Released Party from and against all Losses (as defined in the Merger Agreement) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or at the direction of any Releasor Related Party of any Released Claim and (ii) the assertion by any third party of any Released Claim or demand against any Released Party which Released Claim or demand arises directly or indirectly from, or in connection with, any assertion by or at the direction of any Releasor Related Party against such third party of any Released Claims.

4. MISCELLANEOUS.

(a) Third-Party Beneficiaries. Each of the Released Parties shall be third-party beneficiaries of this Release and shall be entitled to enforce the provisions hereof as if it were a party hereto.

(b) GOVERNING LAW. THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(c) Severability. If any term, provision, covenant or restriction of this Release is held to be invalid, void, unenforceable or against regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Release valid, enforceable and lawful.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Release as of the day and year first above written.

[NAME OF RELEASOR]

By:_______________________________________
Name:_____________________________________
Title:______________________________________

EXHIBIT E-1

FORM OF EMPLOYEE AGREEMENT

EMPLOYEE NON-DISCLOSURE
AND ASSIGNMENT AGREEMENT
This Employee Non-Disclosure and Assignment Agreement (“Agreement”) is effective as of the first day of your employment with the Company (the “Effective Date”) by and between PacketVideo Corporation, a Delaware corporation, together with its affiliates (“PacketVideo”), and the natural person listed in the signature block below (“you”). This Agreement and any exhibits attached hereto constitute the complete and exclusive agreement between the parties and supersede all prior written or oral proposals and understandings related hereto. This Agreement may not be amended or modified except in writing by duly authorized representatives of the parties. Both parties acknowledge having read the terms and conditions set forth herein, understand all terms and conditions, and agree to be bound by them. In consideration of your employment or continued employment by PacketVideo, and the compensation now and hereafter paid to you, the parties hereby agree as follows:

EMPLOYEE NAME AND ADDRESS:	PACKETVIDEO:

Name:	PacketVideo Corporation
Home Address:	10350 Science Center Drive, Suite 210
San Diego, California 92121 USA
Home Telephone:	Attn: Legal Department
Personal Email:	Facsimile: (858) 731-5303
Country of Citizenship:	E-mail: Legal@pv.com

1. Confidential Information. At all times during your employment and thereafter, you will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company Confidential Information (defined below), except as such disclosure, use or publication may be required in connection with your work for the Company, or unless an officer of the Company expressly authorizes such in writing. During your employment by the Company you will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless previously consented to in writing by that former employer or person.

2. Assignment of Developments and associated intellectual property rights.

2.1. Intellectual Property Rights. The term “Intellectual Property Rights” means all trade secret, patent, copyright and other intellectual property rights of the Company throughout the world.

2.2.  Company Confidential Information. The term “Company Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, customers and suppliers, including but not limited to information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, data, programs, other works of authorship, and plans for research and development.

2.3. Developments. The term “Developments” means all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, designs and techniques. Developments made or created by you, solely or jointly with other employees or consultants of the Company, including but not limited to Company Confidential Information, will be referred to as “Company Developments.”

2.4. Prior Developments. You have set forth on Exhibit B (Previous Developments) attached hereto a complete list of all Developments you have, alone or jointly with others, made prior to the commencement of your employment with the Company that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If no such disclosure is attached, you represent that there are no Prior Developments. If, in the course of your employment with the Company, you incorporate a Prior Development into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Development. Notwithstanding the foregoing, you agree that you will not incorporate, or permit to be incorporated, any Prior Development into any Company Development without the Company’s prior written consent.

2.5. Assignment of Company Developments and Associated Intellectual Property Rights. Subject to Section 2.7 and except for those Developments which you can prove qualify under the provisions of California Labor Code 2870 (as set forth in Exhibit A), you hereby assign and agree to assign in the future to the Company all your right, title and interest in and to all Company Developments and all Intellectual Property Rights with respect thereto, as soon as such Company Developments are first reduced to practice or first fixed in a tangible medium, as applicable. You will, at the Company’s request, promptly execute a written assignment to the Company of any Company Developments and Intellectual Property Rights with respect thereto, and you will preserve any Company Developments as part of the property of the Company.

2.6. Obligation to Keep Company Informed. You will promptly and fully disclose in writing to the Company all Company Developments in which you have been involved during your employment and for one (1) year after the termination of your employment, including any that may be covered by Section 2870. You agree to assist in every proper way and to execute such documents and take such acts as are reasonably requested by the Company to obtain, maintain and enforce all Intellectual Property Rights relating to Company Developments in the United States or any other country.

2.7. Government or Third Party. You also agree to assign all your right, title and interest in and to any particular Company Development to a third party, including without limitation the United States, as directed by the Company.

3. No Conflicting Obligation. You represent that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to your employment by the Company. You have not entered into, and you agree you will not enter into, any agreement either written or oral in conflict herewith.

4. Return of Company Documents. Upon termination of your employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, you will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in your possession, under your control or to which you may have access. You will not reproduce or appropriate for your own use, or for the use of others, any Company Confidential Information, Company Developments or Intellectual Property Rights thereto.

5. Non-Solicitation. During the term of my employment and for one year thereafter, I will not solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

6. Non-Competition. I agree that during my employment with the Company, I will not engage in any employment, business, or activity that is in any way competitive with the business or, to the extent of my actual knowledge and knowledge as would reasonably be expected to be known by me in the ordinary and usual course of my professional responsibilities, proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or, to the extent of my actual knowledge and knowledge as would reasonably be expected to be known by me in the ordinary and usual course of my professional responsibilities, proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while I am employed with the Company.

7. Legal and Equitable Remedies. Because your services are personal and unique and because you may have access to and become acquainted with Developments of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. Notices. Any notices required or permitted hereunder shall be given to the other party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to such address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. Employment. You agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with your right or the Company’s right to terminate your employment at any time, with or without cause.

10. General Provisions. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of your employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which you were previously employed, or are in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in your duties, salary or compensation will not affect the validity or scope of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Exhibit A

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

you acknowledge receipt of a copy of this notification.

By:_______________________________________

Date:_______________________________________

Exhibit B

DISCLOSURE OF PREVIOUS INVENTIONS

TO:   PacketVideo Corporation

FROM:_______________________________________

DATE:_______________________________________

SUBJECT: Previous Developments

1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by PacketVideo Corporation (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ See below:

☐	Additional sheets attached.

2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Development or Improvement	Party(ies)	Relationship
(Generally)

1.

2.

3.

☐	Additional sheets attached.

EXHIBIT E-2

FORM OF NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is entered into, as of May __, 2005, by and among NextWave Wireless LLC, a Delaware limited liability company (“NextWave”), PacketVideo Corporation, a Delaware corporation (the “Company”), and ______________ (“Key Employee”).

RECITALS

The Company is engaged in the business of (a) (i) designing and developing embedded multimedia middleware and application software; (ii) providing client software infrastructure in the form of an operating system independent Multimedia Development Kit and generic services above the operating system to support multimedia and other applications and associated features and functions; and (iii) enabling mobile phones to play back streaming media, take digital pictures, record movies, play back digital music and videos, including various forms of audio and video mail, and make two-way video phone calls, and (b) designing and developing multimedia software and functions for the distribution and streaming of applications and multimedia content including audio and video content to and from devices or communications nodes on a network (the “Business”); provided, however, that the Business does not include (i) providing content for mobile phones, (ii) sale of portal server software to third parties, and (iii) marketing or otherwise providing any services to mobile phone end-users.

NextWave and the Company propose to engage in a merger transaction pursuant to which a wholly-owned subsidiary of NextWave will be merged with and into the Company, the separate corporate existence of such subsidiary will cease, and the Company will continue as the surviving corporation and be a wholly-owned subsidiary of NextWave (the “Merger”).

A. Key Employee has a substantial equity interest in the Company and/or a material economic interest in the consummation of the Merger, and will receive significant cash proceeds and other valuable consideration as a result of, or otherwise in connection with the transactions contemplated by, the Merger.

B. Key Employee is one of the Company’s key employees and Key Employee acknowledges that he has detailed knowledge of the Company Intellectual Property and other confidential and proprietary information of the Company.

C. The parties agree that it is their mutual desire that the entire goodwill of the Company and the Business of the Company be preserved for the benefit of NextWave as part of the Merger and acknowledge that they explicitly considered the value of the goodwill transferred and that such goodwill was valued as a component of the consideration to be paid by NextWave in and for the Merger. The parties further agree that NextWave’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Merger and the Company to NextWave.

D. Key Employee holds shares of capital stock and/or options to purchase capital stock of the Company that will be cancelled and/or exchanged in connection with the Merger in exchange for cash proceeds. Key Employee will receive cash consideration as part of the Company’s sale bonus plan in connection with the Merger. Key Employee acknowledges that it is his intention to transfer the goodwill reflected in the capital stock and/or options to purchase capital stock of the Company he owns. Key Employee has considered the effects of this Agreement, considers them reasonable and, in order to induce NextWave to consummate the Merger and the transactions contemplated by the Merger Agreement and related documents, including the Employee Retention Plan and Stock Option Plan, Key Employee has agreed to enter into this Agreement.

E. The parties acknowledge that the relevant market for the Business is worldwide in scope and that there exists intense worldwide competition for the products and services of the Business.

F. In order to protect the goodwill related to the Business, NextWave and the Company have agreed that NextWave’s obligation to consummate the Merger and the transactions contemplated by the Merger Agreement and related documents is subject to the condition, among others, that Key Employee shall have entered into this Agreement and that this Agreement be in full force and effect.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Key Employee, the Company and NextWave, intending to be legally bound, hereby agree as follows:

ARTICLE 1

NON-COMPETITION

1.1 Non-Competition. As an inducement for NextWave to enter into the Merger Agreement and consummate the Merger, and in connection with the exchange of Key Employee’s equity interest in the Company in connection with the Merger, Key Employee agrees that from and after the closing of the Merger (the “Closing”) and until four (4) years following the Closing (the “Non-Competition Period”):

(a) Key Employee shall not, anywhere outside of the United States, directly or indirectly, engage, without the express prior written consent of NextWave, in any business or activity in direct or indirect competition with the Business, (a “Competing Business”), whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Person in direct or indirect competition with the Business (a “Competing Business”), or render any services or provide any advice to any Competing Business, or seek to compete, directly or indirectly, with the Business.

(b) Key Employee shall not, anywhere in the United States, directly or indirectly, engage, without the express prior written consent of NextWave, in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Competing Business, or seek to compete, directly or indirectly, with the Business.

(c) Key Employee shall not, anywhere in the State of California or the State of Illinois, directly or indirectly, engage, without the express prior written consent of NextWave, in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Competing Business, or seek to compete, directly or indirectly, with the Business.

(d) Key Employee shall not, in San Diego County in the State of California, directly or indirectly, engage, without the express prior written consent of NextWave, in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing).

1.2 Public Securities. Notwithstanding the foregoing, Key Employee may own, directly or indirectly, up to one percent (1%) of any class of “publicly traded securities” of any Person which owns or operates a business that is a Competing Business. For the purposes of this Section 1.2, “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the Nasdaq National Market.

Notwithstanding the foregoing, the Non-Competition Period will expire upon any termination of the employment of Key Employee by NextWave or the Company without Cause. For purposes of this Agreement “Cause” means any act or any failure to act on the part of a participant which constitutes:

(a)	fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates, or the Board of Directors of the Company or any of its affiliates;

(b)	a willful or grossly negligent material violation of law in connection with or in the course of the participant’s duties or employment with the Company or any of its affiliates;

(c)	a felony for which the participant is convicted or pleads nolo contendere;

(d)
engagement in any activity competitive with the business of the Company as to which the Company has notified the participant in writing and the participant has not ceased his or her participation in such activity (other than for reasons beyond the control of Key Employee) within 3 business days after receipt of written notice thereof from the Company or NextWave;

(e)
a failure to follow reasonable directions or instructions of a more senior officer or the Board of Directors of the Company which are consistent with the participant’s position and responsibilities as of the date hereof (as such position and responsibilities may be changed from time to time with the prior consent of the participant), and such failure shall have continued (other than for reasons beyond the control of the participant) for a period of 3 business days after receipt of written notice thereof from the Company or Nextwave;

(f)	willful or grossly negligent breach of any stated material employment policy of the Company;

(g)	willful and wrongful damage to material property of the Company or any of its affiliates; or

(h)	willful and wrongful disclosure of confidential information of the Company or any of its affiliates.

ARTICLE 2

REMEDIES AND CONFLICT RESOLUTION

2.1 Remedies. The parties to this Agreement agree that (i) if Key Employee materially breaches Article 1 of this Agreement, the damage to NextWave may be substantial, although difficult to ascertain, and money damages will not afford NextWave an adequate remedy, and (ii) if Key Employee is in breach of any provision of this Agreement, or threatens a breach of this Agreement, NextWave shall be entitled, in addition to all other rights and remedies as may be provided by law, the Merger Agreement or otherwise, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement notwithstanding Section 2.2 hereof.

2.2 Arbitration. Except as provided in Section 2.1, any controversy, dispute or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, shall be resolved exclusively and finally by confidential binding arbitration in accordance with the following procedures:

(a) The arbitration shall be conducted in the county of San Diego, California, or such other location as the parties mutually agree.

(b) The arbitration proceedings will be conducted in accordance with, and pursuant to, the then most applicable rules (the “Arbitration Rules”) of the American Arbitration Association. In the event of any conflict between the Arbitration Rules and the provisions of this Section 2.2, the provisions of this Section 2.2 shall control.

(c) There will be a single neutral arbitrator (“Arbitrator”) who will be selected pursuant to the Arbitration Rules; provided, however, that notwithstanding the Arbitration Rules, each party shall have the right to preemptively challenge any Arbitrator that has previously arbitrated any matter for either party.

(d) The Arbitrator will have the same power (but no greater power) to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including, without limitation, declaratory and injunctive relief and damages). All awards and orders of the Arbitrator, including interim relief, may be enforced by any court of competent jurisdiction.

(e) The parties intend that appropriate rights of discovery (including the right to depose witnesses, submit interrogatories and request documents) be granted to each party. In that regard, the parties agree to work together in good faith and with the Arbitrator to arrive upon mutually acceptable procedures regarding the time limits for, and type, amount, scope and degree of, such rights of discovery and the periods of time within which the matters submitted to arbitration must be heard and determined by the Arbitrator. If the parties are unable to so agree, such issues will be submitted to the Arbitrator for his or her determination. If proper notice of any hearing has been given, the Arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain strict confidentiality regarding the arbitration proceedings. Following such request, in rendering an award, the Arbitrator shall endeavor not to include confidential information in his or her written opinion explaining the award or shall redact such opinion to the standards required by the parties.

(f) Notwithstanding the foregoing and without limit to the rights reserved in Section 2.1, a party may apply to a court of competent jurisdiction within the State of California for provisional relief, pursuant to California Code of Civil Procedure Section 1281.8 or any comparable provision, in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending appointment of an Arbitrator or pending final determination of a claim through arbitration in accordance with this Section 2.2. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

(g) The parties, by joint written stipulation, may expand or contract the rights, duties or obligations provided above, or otherwise modify the arbitration procedures as suits their convenience, consistent with that which is otherwise permissible within the framework of the Arbitration Rules.

(h) The parties shall share equally all fees and expenses of the arbitrator to the extent permitted by law. Each party shall personally bear all other costs and fees, including attorney’s fees, incurred by that party in the course of the arbitration.

(i) The Arbitrator shall render an award and written opinion explaining the award, and the decisions and award of the Arbitrator shall be final and binding upon the parties. The parties hereto hereby waive to the fullest extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the award of the Arbitrator may be enforced against the parties to the proceeding or their assets wherever they may be found and that a judgment upon the award may be entered in any court having jurisdiction thereof.

2.3 Acknowledgment. STOCKHOLDER HAS READ AND UNDERSTANDS SECTION 2.2 OF THIS AGREEMENT, WHICH DISCUSSES ARBITRATION. STOCKHOLDER UNDERSTANDS THAT BY SIGNING THIS NON-COMPETITION AGREEMENT, STOCKHOLDER AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS NON-COMPETITION AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO CONFIDENTIAL BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL.

ARTICLE 3

MISCELLANEOUS

3.1 Entire Agreement; Amendments and Waivers; Several Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity. In addition to this Agreement, NextWave has entered into a similar agreement with other key employees of the Company. It is expressly agreed that this Agreement and the obligations of the parties hereunder are to be construed separately from any similar agreements with any other key employee of the Company and a breach of a similar agreement by any other key employee of the Company shall not constitute a breach of this Agreement. No waiver by NextWave of any term or condition of this Agreement with respect to Key Employee, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of any other agreement with respect to any other equity holder, employee of the Company or any other Person.

3.2 Representations and Warranties. Key Employee represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against Key Employee in accordance with its terms to the fullest extent permitted under applicable federal, state or local law, subject to the consummation of the Merger and the occurrence of the Effective Time and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). NextWave represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against NextWave in accordance with its terms to the fullest extent permitted under applicable federal, state or local law, subject only to the consummation of the Merger and the occurrence of the Effective Time and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram, telex or telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to NextWave:
NextWave Wireless LLC
411 West Putnam Avenue, 2nd Floor
Greenwich, CT 06830
Facsimile No.: (203) 422-2645
Attention: Frank Cassou, Esq.

With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile No. (212) 310-8007
Attn: Marita A. Makinen, Esq.

If to Key Employee:	To the address or facsimile number for notice set forth on the last page hereof (or if none so set forth, to any address then set forth for the Key Employee in the books and records of NextWave).

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this section, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this section, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

3.5 Merger. In the event the Merger is not consummated and the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall be null and void.

3.6 Severability. To the extent any provision of this Agreement, including without limitation the provisions set forth in Article 2 hereof, shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any Governmental Body in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Key Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

3.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Key Employee and the successors and assigns of NextWave and the Company. Key Employee shall not be entitled to assign his obligations hereunder. NextWave and the Company may assign their respective rights under this Agreement to any Person solely in connection with the assignment of all or substantially all of the assets of the Business. Key Employee agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

3.8 Definitions. Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Merger Agreement unless otherwise expressly indicated.

3.9 Independent Review and Advice. Key Employee represents and warrants (a) that Key Employee has carefully read this Agreement; (b) that Key Employee executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; (c) that Key Employee has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; (d) that Key Employee has been advised to, and has had the opportunity to, consult with Key Employee’s personal attorney prior to entering into this Agreement; and (e) that Key Employee is entering into this Agreement of Key Employee’s own free will. Key Employee expressly agrees that he has no expectations or understandings contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof. Key Employee acknowledges that Cooley Godward LLP represents the Company and does not represent Key Employee in connection with the Merger Agreement, this Agreement, or any of the transactions contemplated thereby or hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

NEXTWAVE WIRELESS LLC	KEY EMPLOYEE

Signature	Signature

Print Name and Title	Print Name

Address

Facsimile Number

PACKETVIDEO CORPORATION

Signature

Print Name and Title

EXHIBIT F

Form of PacketVideo Corporation

Employee Retention Plan

Effective , 2005

Section 1 Purpose. PacketVideo Employee Retention Plan (“Plan”), effective as of __, 2005 (the “Effective Date”), provides a select group of key employees with additional incentives up to an aggregate amount of $3,440,000 to continue their employment with the PacketVideo Corporation (“Company”). The Plan is a bonus plan and therefore is exempt from the application of the Employee Retirement Income Security Act of 1974, as amended.

Section 2.1 Eligibility and Terms of Participation. The Board of Directors of the Company shall determine in its sole discretion the key employees who are entitled to participate in the Plan, the amount of retention bonus for each participant and the terms and conditions applicable to each retention bonus. No employee shall be entitled to participate unless and until his or her participation is confirmed in writing by the Company by means of a separate letter of participation (“Participation Letter”). A Participation Letter may set forth any additional terms and conditions of participation (beyond the provisions of the Plan) as the Company may, in its sole discretion, determine. If so provided in a Participation Letter, an participant shall not become a participant unless and until he or she signs and agrees to the terms and conditions of such Participation Letter and the Plan.

Section 2.2 Termination of Participation. A participant’s participation in the Plan shall automatically terminate, without notice to or consent of the participant, and the participant shall not be treated as a participant, upon the earliest to occur of the following events:

(a)	the participant’s termination of employment by the Company or any of its affiliates for Cause,

(b)	the participant’s resignation other than for Good Reason from the Company, or

(c)	any termination of participation in accordance with the participant’s Participation Letter.

In addition, a participant who transfers employment from the Company to any affiliate thereof, including any subsidiary, shall be entitled to receive a retention bonus multiplied by a fraction, the numerator of which is the number of months of actual employment from the Effective Date through the transfer date and the denominator of which is 18, and shall no longer participate in the Plan, unless otherwise specifically determined in writing by the Company.

Section 3.1 Retention Bonus. Unless a different payment schedule is set forth in a participant’s Participation Letter, each participant who is actively employed with the Company shall be entitled to receive:

(i)
50% of the total retention bonus established for such participant on the sooner of 18 months or completion of the first formal release of Initiative 1: V4 middleware software as described in Schedule 1, and

(ii)
50% of the total retention bonus established for such participant on the sooner of 18 months or completion of NextWave’s portal development based on specifications to be mutually agreed upon between the Company and NextWave.

Such retention bonus shall be paid as soon as practicable thereafter.

Section 3.2 Termination of Employment. Upon a participant’s termination of employment with the Company for any reason, the participant’s entitlement, if any, to a retention bonus shall be determined and his or her participation in the Plan shall end, unless otherwise specifically agreed or determined in writing by the Company’s Board of Directors.

(a) Involuntary Termination Without Cause or Resignation for Good Reason. Each participant whose employment with the Company is terminated by the Company without Cause or by the participant for Good Reason prior to payment of the full amount of the participant’s retention bonus award shall be entitled to receive the entire unpaid balance of such bonus, payable at the participant’s Monthly Pay Rate in accordance with the company’s normal payroll practices unless otherwise provided in the participant’s Participation Letter. “Monthly Pay Rate” means one twelfth of the participant’s actual regular salary paid for the twelve months immediately preceding his or her date of termination of employment for all services as an employee rendered to the Company.

(b) Involuntary Termination for Cause or Resignation Without Good Reason. Each participant whose employment with the Company was terminated by the participant without Good Reason or by the Company (or was terminable by the Company) for Cause shall forfeit any right to payment of any unpaid balance of the participant’s retention bonus award unless otherwise provided in the participant’s Participation Letter.

(c) Death or Disability. Each participant whose employment is terminated by reason of the participant’s death or total disability (as determined in accordance with the Company’s long term disability plan applicable to the participant or, if no such plan, the Company’s long term disability plan applicable to employees generally, or if none, in accordance with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) prior to payment of the full amount of the participant’s retention bonus award shall be entitled to receive a pro rata amount of the full amount of such award (such pro rata amount based on a fraction, the numerator of which is the number of months of actual employment from the

Effective Date through the termination date and the denominator of which is 18 reduced by any retention bonuses previously paid).

(d) No Duplication or Mitigation. The amounts payable under the Plan are in consideration of a participant’s continuation of employment or availability for continued employment and shall not be treated as severance pay. Accordingly, the amounts payable under the Plan shall not be reduced by any severance to which the participant may be entitled under other severance plans of or agreements with the Company, if any. A participant shall not be required to undertake any mitigation in order to receive payment of any amounts otherwise payable under the Plan.

Section 3.3 Release. Notwithstanding any other provision in the Plan, each participant (other than any deceased participant) shall, as a condition to entitlement to any and all benefits under the Plan, provide to the Company a Release, Covenant Not to Sue, Non-Disclosure and Non-Solicitation Agreement executed by the participant, in the form set forth in Schedule 2 to this Plan (“Release Agreement”), and that such Release Agreement be effective and not revocable.

Section 4 Administration. The Company shall administer the Plan, except as otherwise set forth in the Plan and subject to direction by the Company’s Board of Directors. The Company’s Board of Directors shall have the authority and responsibility to do all things necessary or appropriate to effect the purposes of and to administer the Plan, including, without limitation, the power in its sole discretion to:

(a)	provide rules for the management, operation and administration of the Plan, and to amend or supplement such rules;

(b)	interpret or construe the terms of the Plan;

(c)	correct any defect, supply any omission, clarify any ambiguity or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion;

(d)	make reasonable determinations as to a participant’s eligibility for benefits under the Plan, including determinations as to Cause and Good Reason.

The determinations, decisions and actions of the Company’s Board of Directors or its duly authorized delegate shall be final, conclusive and binding for all purposes of the Plan, and shall not be subject to any appeal or review.

Section 5 Amendment or Termination. Notwithstanding any other provision of the Plan, the Plan (including any Schedules) may be amended, modified, suspended, or terminated by the Company; provided, however, that any such amendment, modification, suspension or termination shall not adversely affect the rights of any participant in respect of any outstanding retention bonus.

Section 6.1 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Company determines in good faith that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Company may declare the Plan null and void in its entirety.

Section 6.2 No Employment Rights. The establishment of the Plan and the selection of any employee for participation in the Plan does not, and shall be held or construed to, confer upon any employee the right to a continuation of employment by the Company or any of its affiliates. Subject to any applicable employment agreement, the Company reserves the right to dismiss any employee or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

Section 6.3 Non-Property Interest. The Plan is unfunded and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise to a claim as an unsecured creditor against the general assets of the Company. Any participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in the participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right title or interest now or at any time in the future.

Section 6.4 Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

Section 6.5 Incapacity. If the Company determines that a participant or a beneficiary thereof is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any benefit due to such individual may be paid to such individual’s spouse or any other person deemed by the Company to have incurred expense for such individual (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

Section 6.6 Transferability of Rights. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business. No participant or spouse of a participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the participant or such spouse may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a participant or the spouse of a participant shall, in the sole discretion of the Company (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the participant or his or her spouse to any portion of the Plan benefits not previously paid.

Section 6.7 Entire Document. The Plan, as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting retention bonus payments, severance, except for any severance policy or agreement, if any, existing as of the Effective Date, and written employment contracts signed by the Company.

Section 6.8 Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of California, except to the extent that such laws are preempted by the federal laws of the United States of America.

Section 7  Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

“Cause” means any act or any failure to act on the part of a participant which constitutes:

(a)	fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates, or the Board of Directors of the Company or any of its affiliates;

(b)	a willful or grossly negligent material violation of law in connection with or in the course of the participant’s duties or employment with the Company or any of its affiliates;

(c)	a felony for which the participant is convicted or pleads nolo contendere;

(d)
willful or grossly negligent engagement in any activity competitive with the business of the Company as to which the Company has notified the participant in writing and the participant has not ceased (other than for reasons beyond the control of participant) within 3 business days following receipt of such notice his or her participation in such activity;

(e)
a failure to follow reasonable directions or instructions of a more senior officer or the Board of Directors of the Company which are consistent with the participant’s position and responsibilities as of the date of his or her initial participation in the Plan (as such position and responsibilities may be changed from time to time with the prior consent of the participant), and such failure shall have continued (other than for reasons beyond the control of the participant) for a period of 3 business days after receipt of written notice thereof from the Company;

(f)	willful or grossly negligent breach of any stated material employment policy of the Company;

(g)	willful and wrongful damage to material property of the Company or any of its affiliates; or

(h)	willful and wrongful disclosure of confidential information of the Company or any of its affiliates.

“Good Reason” means with respect to a participant (i) a reduction in the participant’s annual base salary (other than any reduction applicable to management employees generally or any reduction not exceeding 5% during any 12-month period), (ii) a material change in the participant’s position, duties or responsibilities as an employee of the Company without the participant’s prior consent (excluding any changes consistent with the participant’s position as of the Effective Date for purposes of transitioning all or a portion of the participant’s duties and responsibilities to another person, provided that such transition period does not exceed 6 months), (iii) a change in the participant’s principal work location by more than 50 miles and more than 50 miles from the participant’s principal place of abode as of the date of such change in job location, or (iv) any other event or condition set forth in the Participation Letter with respect to the participant.

EXECUTED, at   California, this day of ___________, 2005.

PACKETVIDEO CORPORATION

By: _______________________
Chief Executive Officer

Schedule 1

Initiative 1: V4

•	Integrated multimedia middleware solution package
Ø Image, video, audio & communication functions are integrated into a single flexible solution package
Ø All solution components (e.g., 3G324M) have been thoroughly tested
Ø Solution can be updated to support a new component (e.g., a new codec)
Ø New features and functionalities can be easily created via a flexible architecture
Ø Customizable user interface
Ø Capability for accepting downloadable drop-in modules
Ø Supports flash graphics

•	Easily ported to support multiple hardware / software platforms
Ø OMA compliant
Ø PV releases support Symbian, Linux and win32 operating systems on ARM and TI hardware
Ø Porting package enables OEMs to support all current & future embedded platforms
Ø Porting guide includes documentation and standard self administered tests to insure customer success
Ø Source code supplied for end applications to encourage OEM development

EXHIBIT G

FORM OF PacketVideo Corporation

2005 EQUITY INCENTIVE PLAN

As Adopted Effective , 2005
Termination Date: , 2015

1. PURPOSES.

(a) Effective Date. The PacketVideo Corporation 2005 Equity Incentive Plan has been adopted effective as of , 2005.

(b) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

(d) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. DEFINITIONS.

(a) “Adjusted Option” has the meaning ascribed to that term in Section 12(c).

(b) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(e) “Cause” shall means any act or any failure to act on the part of a participant which constitutes (i) willful misconduct which is injurious to the Company, (ii) fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates, or the Board of Directors of the Company or any of its affiliates, (iii) a willful or grossly negligent violation of law in connection with or in the course of the participant’s duties or employment with the Company or any of its affiliates, (iv) a felony for which the participant is convicted or pleads nolo contendere, (v) willful or grossly negligent engagement in any activity competitive with the business of the Company as to which the Company has notified the participant in writing and the participant has not ceased (other than for reasons beyond the control of participant), within 3 business days following receipt of such notice, his or her participation in such activity, (vi) a failure to follow reasonable directions or instructions of a more senior manager or the Board of Directors of the Company which are consistent with the participant’s position and responsibilities, and such failure shall have continued (other than for reasons beyond the control of the participant) for a period of 3 business days after receipt of written notice thereof from the Company, (vii) willful or grossly negligent breach of any stated employment policy of the Company, (viii) willful and wrongful damage to material property of the Company or any of its affiliates or (ix) willful and wrongful disclosure of confidential information of the Company or any of its affiliates.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(h) “Common Stock” means the common stock of the Company, subject to subsection 12(f).

(i) “Company” means PacketVideo Corporation, a Delaware corporation.

(j) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(l) “Conversion Ratio” has the meaning ascribed to that term in Section 12(b).

(m) “Conversion Time” has the meaning ascribed to that term in Section 12(a).

(n) “Corporate Parent” means Parent or any corporation that is beneficially owned by Parent and beneficially owns the Company.

(o) “Corporate Transaction” means: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity; or (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

(p) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(q) “Director” means a member of the Board of Directors of the Company.

(r) “Disability” means (i) before the Listing Date, the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person’s position with the Company or an Affiliate of the Company because of the sickness or injury of the person and (ii) after the Listing Date, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(s) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(iii) Prior to the Listing Date, the value of the Common Stock shall be determined in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Listing Date” means the first date upon which any security of the Company or a Corporate Parent is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968.

(x) “New Common Stock” has the meaning ascribed to that term in Section 12(a).

(y) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means (i) before the Listing Date, any person designated by the Company as an officer and (ii) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Optionholder” or “Optionee” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ff) “Parent” means Nextwave Wireless LLC or any successor thereto.

(gg) “Parent Common Stock” means any common stock of Parent or any Corporate Parent.

(hh) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Plan” means this PacketVideo Corporation 2005 Equity Incentive Plan.

(jj) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Stock Award” means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

(mm) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(nn) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 13.

(iv) To terminate or suspend the Plan as provided in Section 14.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock and Section 12 relating to certain initial public offerings, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 8,250,000 shares of Common Stock; provided, however, that the Common Stock that may be issued pursuant to Stock Awards consisting of restricted stock shall not exceed in the aggregate 4,125,000 shares of Common Stock.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to the Company, or are repurchased by the Company as a result of the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(d) Share Reserve Limitation. Prior to the Listing Date, at no time shall the total number of shares issuable upon exercise of all outstanding Options and the total number of shares provided for under any stock bonus or similar plan of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations, based on the shares of the Company that are outstanding at the time the calculation is made.

5. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.

(i) A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(ii) Prior to the Listing Date, no Ten Percent Stockholder shall be eligible for the grant of a Nonstatutory Stock Option unless the exercise price of such Option is at least (i) one hundred ten percent (110%) of the Fair Market Value of the stock at the date of grant or (ii) such lower percentage of the Fair Market Value of the stock at the date of grant as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Option.

(iii) Prior to the Listing Date, no Ten Percent Stockholder shall be eligible for a restricted stock award or stock bonus unless the purchase price of the restricted stock award (or the value of past services provided in consideration of the stock bonus) is at least (i) one hundred percent (100%) of the Fair Market Value of the stock at the date of grant of the award or (ii) such lower percentage of the Fair Market Value of the stock at the date of grant as is permitted by Section 260.140.42 of Title 10 of the California Code of Regulations at the time of grant of the award.

(c) Section 162(m) Limitation. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than four hundred thousand (400,000) shares of Common Stock of the Company during any calendar year; provided, however that to the extent that Options are granted in connection with the commencement of employment of any person, the total number of shares of the Company’s common stock covered under such Options shall not exceed seven hundred thousand (700,000) shares. This subsection 5(c) shall not apply prior to the Listing Date and, following the Listing Date, this subsection 5(c) shall not apply until (i) the earliest of: (1) the first material modification of the Plan (including any increase in the number of shares reserved for issuance under the Plan in accordance with Section 4); (2) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (3) the expiration of the Plan; or (4) the first meeting of stockholders at which Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security under Section 12 of the Exchange Act; or (ii) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

(d) Consultants.

(i) Prior to the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

(ii) From and after the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(iii) Rule 701 and Form S-8 generally are available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option granted prior to the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted, and no Incentive Stock Option granted on or after the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Nonstatutory Stock Option granted prior to the Listing Date shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. The exercise price of each Nonstatutory Stock Option granted on or after the Listing Date shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, (3) by a “net exercise” arrangement (described below), or (4) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement, and (2) adverse financial accounting treatment of the Option.

In the case of any “net exercise” payment arrangement, the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations. No “net exercise” payment arrangement shall be permitted prior to the Company’s adoption of FAS 123, as revised.

(e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option granted prior to the Listing Date shall not be transferable except by will or by the laws of descent and distribution and, to the extent provided in the Option Agreement, to such further extent as permitted by Section 260.140.41(d) of Title 10 of the California Code of Regulations at the time of the grant of the Option, and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. A Nonstatutory Stock Option granted on or after the Listing Date shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Minimum Vesting Prior to the Listing Date. Notwithstanding the foregoing subsection 6(g), to the extent that the following restrictions on vesting are required by Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of grant of the Option, then:

(i) Options granted prior to the Listing Date to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted, subject to reasonable conditions such as continued employment; and

(ii) Options granted prior to the Listing Date to Officers, Directors or Consultants may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company; for example, the vesting provision of the Option may provide for vesting of less than twenty percent (20%) per year of the total number of shares subject to the Option.

(i) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates for reasons other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which, for Options granted prior to the Listing Date, shall not be less than thirty (30) days, unless such termination is for cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(j) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(k) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which, for Options granted prior to the Listing Date, shall not be less than six (6) months) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(l) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the

Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which, for Options granted prior to the Listing Date, shall not be less than six (6) months) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(m) Termination for Cause. In the event an Optionholder’s Continuous Service is terminated for Cause or was terminable for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service and the Optionholder is prohibited from exercising his or her Option as of the time of such termination.

(n) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in subsection 10(h), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in subsection 10(h) is not violated, the Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

(o) Right of Repurchase. Subject to the “Repurchase Limitation” in subsection 10(h), the Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to repurchase all or any part of the vested shares acquired by the Optionholder pursuant to the exercise of the Option. Provided that the “Repurchase Limitation” in subsection 10(h) is not violated, the Company will not exercise the repurchase option set forth in this paragraph (o) until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

(p) Right of First Refusal. The Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon exercise of the Option. Except as expressly provided in this subsection 6(p) or the Stock Award Agreement for the Option, such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company.

(q) Re-Load Options.

(i) Without in any way limiting the authority of the Board to make or not to make grants of Options hereunder, the Board shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionholder to a further

Option (a “Re-Load Option”) in the event the Optionholder exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Unless otherwise specifically provided in the Option, the Optionholder shall not surrender shares of Common Stock acquired, directly or indirectly from the Company, unless such shares have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(ii) Any such Re-Load Option shall (1) provide for a number of shares of Common Stock equal to the number of shares of Common Stock surrendered as part or all of the exercise price of such Option; (2) have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (3) have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for Options under the Plan.

(iii) Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on the exercisability of Incentive Stock Options described in subsection 10(d) and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares of Common Stock under subsection 4(a) and the “Section 162(m) Limitation” on the grants of Options under subsection 5(c) and shall be subject to such other terms and conditions as the Board may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

7. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Stock Bonus Awards. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Vesting. Subject to the “Repurchase Limitation” in subsection 10(h), shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. Subject to the “Repurchase Limitation” in subsection 10(h), in the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

(iv) Transferability. For a stock bonus award made before the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. For a stock bonus award made on or after the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b) Restricted Stock Awards. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. At the time of grant of a Restricted Stock Award, the Board will determine the price to be paid by the Participant for each share subject to the Restricted Stock Award. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement. For restricted stock awards made prior to the Listing Date, the purchase price shall not be less than eighty-five percent (85%) of the stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated. For restricted stock awards made on or after the Listing Date, the purchase price shall not be less than eighty-five percent (85%) of the stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(ii) Consideration. At the time of the grant of a Restricted Stock Award, the Board will determine the consideration permissible for the payment of the purchase price of the Restricted Stock Award. The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii) Vesting. Subject to the “Repurchase Limitation” in subsection 10(h), shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. Subject to the “Repurchase Limitation” in subsection 10(h), in the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

(v) Transferability. For a restricted stock award made before the Listing Date, rights to acquire shares under the restricted stock purchase agreement shall not be transferable except by will or by the laws or descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. For a restricted stock award made on or after the Listing Date, rights to acquire shares of Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

8. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such

Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of

Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse financial accounting consequences); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

(g) Information Obligation. Prior to the Listing Date, to the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants at least annually. This subsection 10(g) shall not apply to key Employees whose duties in connection with the Company assure them access to equivalent information.

(h) Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award and may be either at Fair Market Value at the time of repurchase or at not less than the original purchase price. To the extent required by Section 260.40.41 and Section 26.140.42 of Title 10 of the California Code of Regulations at the time a Stock Award is made, any repurchase option contained in a Stock Award granted prior to the Listing Date to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

(i) Fair Market Value. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of employment at not less than the Fair Market Value of the shares to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”) and (ii) the right terminates when the shares of Common Stock become publicly traded.

(ii) Original Purchase Price. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the original purchase price, then (i) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (ii) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).

11. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating distribution, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company but excluding any merger or consolidation of Company and Parent or its sucessors (each a “Capitalization Adjustment”)), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b), and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.

(c) Asset Sale, Merger, Consolidation or Reverse Merger. In the event of a Corporate Transaction, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the Corporate Transaction for those outstanding under the Plan), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or such successor’s parent company), if any, in connection with such Corporate Transaction. In the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such Corporate Transaction and any reacquisition or repurchase rights held by the Company under the Plan or any Stock Award Agreement with respect to such Stock Awards held by Participants whose Continuous Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

12. CONVERSION OF OPTIONS UPON AN INITIAL PUBLIC OFFERING OF PARENT COMMON STOCK.

(a) Conversion of Options. Subject to satisfaction of the condition set forth in subparagraph (g) below, if Parent or any Corporate Parent consummates a public offering of its common stock by filing a registration statement on Form S-1 (or comparable replacement form) pursuant to the Securities Act prior to the date the Company completes a similar public offering of its common stock, then each outstanding Option, whether or not vested, shall be automatically converted into an option or other award to purchase shares of common stock of the Parent or Corporate Parent, as the case may be, upon consummation of such public offering (in either case, the “New Common Stock”). Parent or Corporate Parent shall provide each Participant holding an outstanding Option with reasonable prior notice of the date of consummation of any public offering by Parent or any Corporate Parent and all conversions pursuant to this Section 12 shall be effective immediately prior to the effectiveness of such public offering (the “Conversion Time”).

(b) Conversion Ratio. Subject to adjustment as provided in subparagraph (e) below, each Option outstanding at the Conversion Time shall be converted into an Option to purchase shares of New Common Stock, at an initial conversion ratio of one share of Common Stock converting into one share of New Common Stock (the “Conversion Ratio”).

(c) Conversion. Upon conversion of an Option, pursuant to this Section 12, such Option shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Option, the number of shares of New Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Common Stock subject to such Option by the Conversion Ratio, at a price per share of New Common Stock equal to (A) the aggregate exercise price for the shares of Common Stock otherwise purchasable or issuable pursuant to such Option divided by (B) the aggregate number of shares of New Common Stock deemed purchasable or issuable pursuant to such Option, as the case may be (each, as so adjusted, an “Adjusted Option”), provided that such exercise price shall be rounded up to the nearest whole cent. The adjustments provided herein with respect to any Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code to the extent the ratio conversion requirements under Section 424(a) can be satisfied.

(d) Other Terms. The aggregate exercise price under any Participant’s Adjusted Options shall be the same as the aggregate exercise price of such Participant’s Options being converted pursuant to this Section 12. Except as otherwise contemplated by this Section 12 and except to the extent required under the respective terms of the Options, all restrictions or limitations on transfer and vesting with respect to Options awarded under the Plan, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Adjusted Options.

(e) Conversion Ratio Adjustments. Notwithstanding any other provision to the contrary, if prior to the Conversion Time the outstanding shares of Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, or any other change is made in such shares without the receipt of consideration by the Company or Corporate Parent (through merger, consolidation, reorganization, reincorporation, or other transaction not involving the receipt of consideration), as the case may be, the Conversion Ratio shall be appropriately adjusted to reflect such event or transaction.

(f) Adjustments to Common Stock. Upon any conversion of an Option pursuant to this Section 12 by amending and converting such Option such that the resulting Adjusted Option remains subject to the terms of the Plan, any references to Common Stock in the Plan shall be deemed to include New Common Stock unless the context indicates otherwise.

(g) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, the conversion of the Options will occur pursuant to this Section 12 to the fullest extent permitted without the Options becoming subject to the provisions of Section 409A of the Code. To the extent the conversion of the Options pursuant to this Section 12 would not occur as a result of this subsection 12(g), then Parent shall have the right to establish an arrangement subject to and consistent with Section 409A of the Code that provides the same value as the Options that could not be converted and permits distribution upon any of the events described in Section 409A of the Code.

13. AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 (a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15. EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.